As filed pursuant to Rule 424(b)(2)

File Nos. 333-106419

333-106419-03

Prospectus Supplement

August 20, 2003

(To Prospectus dated August 12, 2003)

4,000,000 Preferred Trust Securities

SOUTHWEST GAS CAPITAL II

7.70% Preferred Trust Securities

(Liquidation Amount $25 per Preferred Trust Security)

Fully and Unconditionally Guaranteed, to the Extent Set Forth Herein, by

SOUTHWEST GAS CORPORATION

Southwest Gas Capital II is a Delaware statutory trust that will:

•	sell preferred trust securities to the public;
•	sell common trust securities to Southwest Gas Corporation;
•	use the proceeds from these sales to buy an equal principal amount of 7.70% junior subordinated debentures due September 15, 2043 of Southwest Gas Corporation; and
•	distribute the cash payments it receives from Southwest Gas Corporation on the junior subordinated debentures to the holders of the trust securities.

Quarterly Distributions:

For each preferred trust security that you own, you will receive cumulative cash distributions, accumulating from the date of original issuance at an annual rate of 7.70% of the liquidation amount of $25 per preferred trust security, on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2003.

Southwest may defer interest payments on the junior subordinated debentures on one or more occasions, for up to 20 consecutive quarters. If Southwest does defer the payment of interest on the junior subordinated debentures, Southwest Gas Capital II will also defer the payment of distributions on the preferred trust securities. However, deferred distributions will themselves accumulate interest at an annual rate of 7.70%, to the extent permitted by law.

Optional Redemption:

Southwest Gas Capital II may redeem some or all of the preferred trust securities on or after August 25, 2008, or all of the preferred trust securities at any time upon the occurrence of a special event as discussed in this prospectus supplement, at a redemption price equal to $25 per preferred trust security plus accumulated and unpaid distributions, if any.

Southwest Gas Corporation:

Southwest will guarantee on a subordinated basis payments on the trust securities (to the extent not previously paid) by executing a guarantee and other documents that, together, have the effect of providing a full, irrevocable and unconditional guarantee of the obligations under the trust securities.

The preferred trust securities have been approved for listing by the New York Stock Exchange under the symbol “SWXPrB,” subject to official notice of issuance. Trading on the New York Stock Exchange is expected to begin within 30 days after the date of original issuance of the preferred trust securities.

Investment in the preferred trust securities involves certain risks that are described in the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and “Company Risk Factors” beginning on page 3 of the accompanying prospectus.

	Per Security	Total

Public offering price(1)	$25.00	$100,000,000

Underwriting commissions to be paid by Southwest	$0.7875	$ 3,150,000

Proceeds, before expenses, to Southwest Gas Capital II	$25.00	$100,000,000

(1)	Plus accumulated distributions from the date of original issuance, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The preferred trust securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 25, 2003.

UBS Investment Bank

A.G. Edwards & Sons, Inc.

Merrill Lynch & Co.

U.S. Bancorp Piper Jaffray

KBC Financial Products

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not, and the underwriters will not, make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless the context indicates otherwise, the words and terms “Southwest,” the “Company,” “we,” “our,” “ours” and “us” refer to Southwest Gas Corporation and its consolidated subsidiaries and references to the “Trust” are to Southwest Gas Capital II. The term “you” refers to a prospective investor.

SUMMARY

The following information should be read together with the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference, to understand fully the terms of the preferred trust securities as well as the tax and other considerations that may be important to you in making a decision about whether or not to invest in the preferred trust securities. You should pay special attention to the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the “Company Risk Factors” section beginning on page 3 of the accompanying prospectus to determine whether an investment in the preferred trust securities is appropriate for you.

Southwest Gas

Southwest Gas was incorporated, effective March 1931, under the laws of the State of California. The Company is comprised of two business segments: natural gas operations and construction services. The natural gas operations segment is principally engaged in the business of purchasing, transporting and distributing natural gas in portions of Arizona, Nevada and California. Southwest is the largest distributor in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor and transporter of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, Southwest distributes and transports natural gas in portions of California, including the Lake Tahoe area in northern California and the high desert and mountain areas in San Bernardino County.

Northern Pipeline Construction Co., a wholly owned subsidiary, is a full service underground piping contractor which provides utility companies with trenching and installation, replacement and maintenance services for energy distribution systems.

Our principal offices are located at 5241 Spring Mountain Road, Las Vegas, Nevada 89150. Our telephone number is (702) 876-7237.

Summary Selected Financial Information

The following summary selected financial information for each of the three years in the period ended December 31, 2002 is derived from the Company’s 2002 Annual Report on Form 10-K. The selected financial data for the twelve-month period ended June 30, 2003 is derived from the Company’s second quarter 2003 Quarterly Report on Form 10-Q. The Company’s consolidated financial statements as of and for the year ended December 31, 2002 in the Company’s 2002 Annual Report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable management’s discussion and analysis included in the Company’s 2002 Annual Report on Form 10-K and its second quarter 2003 Quarterly Report on Form 10-Q, which are incorporated herein by reference.

	Twelve Months Ended June 30, 2003		Year Ended December 31,
			2002		2001		2000
	(unaudited)
	(In thousands, except per share amounts and ratios)
Income Statement:
Operating revenues	$1,219,422		$1,320,909		$1,396,688		$1,034,087
Operating expenses	1,086,181		1,174,410		1,262,705		905,457

Operating income	133,241		146,499		133,983		128,630
Net interest deductions(1)	79,819		79,971		80,731		70,671
Net income	43,114		43,965		37,156		38,311
Earnings per share	1.29		1.33		1.16		1.22
Diluted earnings per share	1.28		1.32		1.15		1.21
Balance Sheet (end of period)
Total assets	$2,328,838		$2,377,928		$2,369,612		$2,232,337
Long-term debt	1,087,867		1,092,148		1,096,351	(2)	896,417
Total debt(3)	1,095,867		1,153,853		1,196,992		1,035,556
Mandatorily redeemable preferred trust securities	60,000		60,000		60,000		60,000
Shareholders’ equity	612,991		596,167		561,200		533,467
Ratios:
Total debt to total capitalization(4)	62%		64%		66%		64%
Earnings to fixed charges(5)	1.65	x	1.68	x	1.59	x	1.60	x
Natural Gas Segment Data:
Operating margin	$543,031		$552,521		$515,555		$476,000
Construction expenditures	244,444		263,576		248,352		205,161
Net gas plant (end of period)	2,017,148		1,979,459		1,825,571		1,686,082
Number of customers (end of period)	1,477		1,455		1,397		1,337
Construction Services Segment Data:
Revenues from unaffiliated customers	$136,758		$134,625		$135,655		$107,686
Revenues from Southwest Gas Corporation	69,029		70,384		67,931		55,690
Property additions	16,530		19,275		17,228		18,079

(1)	Includes interest on current maturities and short-term debt.
(2)	Includes $300 million in current maturities refinanced in May 2002.
(3)	Long-term and short-term debt, plus current maturities.
(4)	Total debt divided by the sum of total debt, preferred trust securities and shareholders’ equity.
(5)	For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income plus fixed charges. Fixed charges consist of all interest expense, including capitalized interest, one-third of rent expense (which approximates the interest component of such expenses), preferred trust securities distributions and amortized debt costs.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description, see “Description of Preferred Trust Securities,” “Description of Junior Subordinated Debentures” and “Description of Preferred Trust Securities Guarantee” in this prospectus supplement and “Description of the Preferred Trust Securities,” “Description of Trust Debt Securities,” “Description of the Preferred Trust Securities Guarantee” and “Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Trust Securities Guarantee” in the accompanying prospectus.

Issuer

Southwest Gas Capital II, a Delaware statutory trust, has been created for the purpose of acquiring and holding our 7.70% junior subordinated debentures due September 15, 2043 and issuing the preferred trust securities to the public and common trust securities to us. Together, the preferred trust securities and the common trust securities will evidence the entire beneficial ownership in our junior subordinated debentures.

The Trust will have two trustees. BNY Midwest Trust Company will act as the property trustee of the Trust and The Bank of New York (Delaware) will act as the Delaware trustee of the Trust. The principal offices and telephone number of the Trust are the same as ours.

Securities Offered

4,000,000 7.70% Preferred Trust Securities in denominations of $25 with an aggregate liquidation amount of $100,000,000. Each preferred trust security will represent an undivided beneficial ownership interest in the assets of the Trust. Each preferred trust security will entitle its holder to receive quarterly distributions as described below.

The Trust will invest the proceeds of the preferred trust securities and of its common trust securities in an equivalent principal amount of our junior subordinated debentures. The Trust will use the payments it receives on the junior subordinated debentures to make the corresponding payments on the preferred trust securities and its common trust securities. We will guarantee payments on the trust securities to the extent described herein and in the accompanying prospectus. Our obligations under the junior subordinated debentures will be subordinated and junior in right of payment to our existing and future Senior Indebtedness and our obligations under the guarantee will be subordinate and junior in right of payment to all of our general liabilities. In addition, both the junior subordinated debentures and the guarantee will effectively be subordinated to existing and future liabilities of our subsidiaries. See the information under the caption “Description of Junior Subordinated Debentures—Subordination” in this prospectus supplement for the definition of “Senior Indebtedness.”

Distributions

Holders of the preferred trust securities will be entitled to receive cumulative cash distributions at the annual rate of 7.70%. Distributions on the preferred trust securities will accumulate from the date of original issuance, and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2003, unless they are deferred as described below.

Distribution Deferral

We may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, unless an event of default under the junior subordinated debentures, which we refer to as a debenture event of default, has occurred and is continuing. Interest payments may not be deferred, however, beyond the stated maturity or redemption of the junior subordinated debentures. At the end of the deferral period, we are required to pay all interest then accrued and unpaid. We may shorten or further extend a deferral period. If we defer interest payments on the junior subordinated debentures, the Trust will also defer distributions on the preferred trust securities. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of 7.70%, compounded quarterly, to the extent permitted by law, and, as a result, any deferred distributions on the preferred trust securities will accumulate additional amounts at an annual rate of 7.70%, compounded quarterly, to the extent permitted by law. During any period in which we defer interest payments on the junior subordinated debentures, we may not do the following, with certain limited exceptions:

•	declare or pay any dividends on our capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock; or

•	repay, repurchase or redeem any debt securities that rank pari passu with or junior to the junior subordinated debentures.

We are also prohibited from making any guarantee payments with respect to any outstanding preferred trust securities issued by any trust or similar entity during any deferral period.

You also would be required to accrue interest income on your preferred trust securities even though you will not be receiving any cash distributions. These amounts will be included in your gross income for United States federal income tax purposes. For more information about the tax consequences you may have if payments of distributions are deferred, see “U.S. Federal Income Tax Consequences” in this prospectus supplement.

We have no current intention of exercising our right to defer payments of interest by extending the interest period on the junior subordinated debentures.

Redemption

The junior subordinated debentures are scheduled to mature on September 15, 2043. The Trust will redeem all of the outstanding preferred trust securities when the junior subordinated debentures are repaid at maturity.

We may redeem the junior subordinated debentures in whole or in part on one or more occasions on or after August 25, 2008, or in whole, but not in part, prior to August 25, 2008, at any time within 90 days of the occurrence and continuation of certain changes in tax or investment company laws and regulations. In either case, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. If we redeem any junior subordinated debentures before their maturity, the Trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis (except as described in this prospectus supplement), the preferred trust securities and common trust securities. These circumstances are more fully described below under the captions “Description of the Preferred Trust Securities—Redemption” in the accompanying prospectus and “Description of Preferred Trust Securities—Special Event Redemption” and “Description of Junior Subordinated Debentures—Redemption” in this prospectus supplement.

Dissolution of Southwest Gas Capital II and Distribution of the Junior Subordinated Debentures

We can dissolve the Trust at any time, provided the dissolution does not result in a tax event to holders of the trust securities. If we elect to dissolve the Trust, the Trust may redeem the trust securities by distributing the junior subordinated debentures to holders of the preferred trust securities and common trust securities on a pro rata basis.

Liquidation Distribution Upon Dissolution

Upon the dissolution and liquidation of the Trust not involving the distribution of the junior subordinated debentures, the holders of the preferred trust securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, distributions in an amount equal to the aggregate liquidation amount of $25 per preferred trust security, plus accumulated and unpaid distributions to the date of payment. The Trust will not make this distribution if the junior subordinated debentures have been distributed to the holders of the preferred trust securities.

The Guarantee

We will fully and unconditionally guarantee the payments of all amounts due on the preferred trust securities to the extent the Trust has funds available to make those payments. The guarantee does not cover payments when the Trust does not have sufficient funds to make payments on the preferred trust securities. In other words, if we do not make a payment on the junior subordinated debentures, the Trust will not have sufficient funds to make payments on the preferred trust securities, and the guarantee will not obligate us to make those payments on the Trust’s behalf.

Use of Proceeds

The Trust will use the proceeds from the sale of the preferred trust securities offered hereby and the sale of its common trust securities to purchase our junior subordinated debentures. We intend to use all the net proceeds from the sale of the junior subordinated debentures to redeem the $60 million of 9 1/8% preferred securities of Southwest Gas Capital I and to reduce outstanding amounts under our commercial paper and credit facilities. We had $63 million outstanding as of June 30, 2003 under these facilities with a weighted average annualized interest rate of 1.77%.

Listing

The preferred trust securities have been approved for listing by the New York Stock Exchange (NYSE) under the symbol “SWXPrB,” subject to official notice of issuance. Trading on the NYSE is expected to begin within 30 days after the date of original issuance of the preferred trust securities. You should understand that if the listing of the preferred trust securities becomes effective, this does not ensure that an active trading market will be available or that you will be able to sell your preferred trust securities when you desire or at all at the price you originally paid for them. If the junior subordinated debentures are distributed, we will use our reasonable best efforts to list the junior subordinated debentures on the NYSE (or any other exchange on which the preferred trust securities are then listed) in place of the preferred trust securities.

Form of the Preferred Trust Securities

The preferred trust securities will be represented by one or more global certificates that will be deposited with and registered in the name of The Depository Trust Company, or DTC. This means that you will not receive a certificate for your preferred trust securities. For more details, see the information under the caption “Description of Preferred Trust Securities—Global Preferred Trust Securities” in this prospectus supplement.

Ranking

The preferred trust securities will generally rank equal to the Trust’s common trust securities in priority of payment and therefore the Trust will make payments on the preferred trust securities and common trust securities based on a pro rata allocation, unless a debenture event of default has occurred and is continuing.

Our junior subordinated debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future Senior Indebtedness. The junior subordinated debentures will rank equally with all of our other junior subordinated debentures held by statutory trusts or other entities similar to the Trust. At June 30, 2003, Southwest had Senior Indebtedness of approximately $1.1 billion outstanding. For more details, see the information under the caption “Description of Junior Subordinated Debentures—Subordination” in this prospectus supplement.

Our guarantee will rank equal to any other subordinated guarantees that we may issue or have issued in the past on preferred trust securities issued by statutory trusts or other entities similar to the Trust. The guarantee will be unsecured and will rank junior in right of payment to our general liabilities. The junior subordinated debentures and the guarantee will be effectively junior to all existing and future liabilities of our subsidiaries. At June 30, 2003, our subsidiaries had liabilities (excluding intercompany debt and intercompany payables) of approximately $61.5 million.

Risk Factors

Your investment in the preferred trust securities will involve risks. You should carefully consider the discussion of risks under the captions “Risk Factors” in this prospectus supplement and “Company Risk Factors” in the accompanying prospectus before deciding whether an investment in the preferred trust securities is suitable for you.

RISK FACTORS

Your investment in the preferred trust securities will involve risks. You should carefully consider the following discussion of risks as well as other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described under “Forward-Looking Statements” in the accompanying prospectus, in order to evaluate an investment in the preferred trust securities. The risks described below are not the only ones facing the Trust and us. Additional risks not presently known to the Trust and us or that we currently deem to be immaterial may also impair our business.

Because the Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred trust securities and because the Trust may distribute the junior subordinated debentures in exchange for the preferred trust securities, you are making an investment decision with regard to the junior subordinated debentures as well as the preferred trust securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, about both types of these securities.

Our obligations under the junior subordinated debentures and the preferred trust securities guarantee are subordinated.

Our obligations under the junior subordinated debentures are unsecured and subordinated. This means that we cannot make any payments of principal (including redemption payments) or interest on the junior subordinated debentures if we default on a payment on our Senior Indebtedness. In addition, if the maturity of the junior subordinated debentures is accelerated, then holders of our Senior Indebtedness will be entitled to be paid in full before we make any payment on the junior subordinated debentures. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the junior subordinated debentures only after all payments had been made on our Senior Indebtedness.

Our obligations under the preferred trust securities guarantee are unsecured and will rank in priority of payment:

(a)	junior to all of our other liabilities, except those liabilities made equal with or junior to the preferred trust securities guarantee by their terms;

(b)	senior to all of our capital stock now outstanding or issued in the future, including our common stock; and

(c)	equally with any other subordinated guarantees that we have issued or may issue with respect to preferred securities issued by statutory trusts or other entities similar to the Trust.

This means that we cannot make any payments on the preferred trust securities guarantee if we default on a payment of any of our other liabilities, except those liabilities made equal with or junior to the preferred trust securities guarantee by their terms. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the preferred trust securities guarantee only after all payments had been made on our other liabilities (except those liabilities made equal with or junior to the preferred trust securities guarantee by their terms).

Neither the junior subordinated debentures nor the preferred trust securities guarantee will limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debentures and the preferred trust securities guarantee.

For more information, see “Description of Preferred Trust Securities Guarantee—Status of the Guarantee” in this prospectus supplement and “Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Trust Securities Guarantee” in the accompanying prospectus.

Our ability to defer distributions has tax consequences for you and may affect the trading price of the preferred trust securities.

So long as no debenture event of default has occurred and is continuing, we may, on one or more occasions, defer interest payments on the junior subordinated debentures as described in this prospectus supplement. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period” in this prospectus supplement. If we defer interest payments on the junior subordinated debentures while the Trust is the holder of the junior subordinated debentures, the Trust will defer distributions on the preferred trust securities to you during any deferral period.

If we defer interest payments on the junior subordinated debentures, you will be required to accrue interest income (as original issue discount, or OID) in respect of the deferred stated interest allocable to your share of the preferred trust securities for United States federal income tax purposes. As a result, you will be required to include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the Trust related to such income if you dispose of your preferred trust securities prior to the record date for the payments on which distributions of such amounts are made. Instead, such distributions will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any other date during the deferral period. Moreover, such income will be added to your adjusted tax basis in the preferred trust securities, but might not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deduction of capital losses is subject to limitations.

We have no current intention of deferring interest payments on the junior subordinated debentures. However, if we exercise our right to do so in the future, the preferred trust securities may trade at a price that does not fully reflect the value of accumulated but unpaid distributions on the preferred trust securities. If you sell the preferred trust securities during a deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred trust securities. In addition, the existence of our right to defer payments of interest on the junior subordinated debentures may mean that the market price for the preferred trust securities (which represent an undivided beneficial interest in the junior subordinated debentures) may be more volatile than other securities that do not have this right.

See “U.S. Federal Income Tax Consequences” in this prospectus supplement for more information regarding United States federal income tax consequences.

Preferred trust securities may be redeemed prior to maturity.

The junior subordinated debentures may be redeemed in whole or in part on one or more occasions on or after August 25, 2008, or prior to August 25, 2008, in whole, but not in part, within 90 days of the occurrence and continuation of a Special Event, in either case at a redemption price equal to 100% of the principal amount thereof plus any accrued and unpaid interest to the redemption date. The Trust will use the cash it receives on any such redemption of the junior subordinated debentures to redeem an equivalent liquidation amount of the preferred trust securities and common trust securities, which we refer to collectively as the trust securities, on a pro rata basis, unless an event of default under the trust agreement has occurred and is continuing, in which case the preferred trust securities will be redeemed before any common trust securities.

The redemption of the preferred trust securities would be a taxable event to you for United States federal income tax purposes. It is more likely that we would exercise our option to redeem the junior subordinated debentures on or after August 25, 2008 if prevailing interest rates at the time were lower than the interest rate on the junior subordinated debentures, in which case you generally would not be able to reinvest the redemption proceeds in a comparable security at as high a rate, or when it would otherwise be in our interest to redeem the junior subordinated debentures.

See “Description of Preferred Trust Securities—Redemption” and “—Special Event Redemption” in this prospectus supplement.

Distribution of junior subordinated debentures may have an adverse effect on trading prices.

We have the right to dissolve the Trust at any time if such dissolution and any distribution of the junior subordinated debentures would not result in a taxable event to the holders of the preferred trust securities. If we dissolve the Trust, the Trust will be liquidated by distribution of the junior subordinated debentures to holders of the preferred trust securities and the common trust securities. Under current United States federal income tax laws, a distribution of junior subordinated debentures to you on the dissolution of the Trust would not be a taxable event. See “U.S. Federal Income Tax Consequences—Receipt of Junior Subordinated Debentures or Cash upon Liquidation of the Trust” in this prospectus supplement.

We have no current intention of exercising our right to cause the dissolution of the Trust and the distribution of the junior subordinated debentures. We anticipate that we would consider exercising this right in the event that expenses associated with maintaining the Trust became substantially greater than currently expected, such as if a Special Event occurred. We cannot predict the other circumstances under which this right might be exercised.

Although we will use our reasonable best efforts to list the junior subordinated debentures on the NYSE (or any other exchange or organization on which the preferred trust securities are then listed), if they are distributed, we cannot assure you that the junior subordinated debentures will be approved for listing or that a liquid trading market for the junior subordinated debentures will develop or be maintained.

We cannot predict the market prices for the junior subordinated debentures that may be distributed. The junior subordinated debentures that you receive on a distribution, or the preferred trust securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred trust securities.

Because you may receive junior subordinated debentures, you should make an investment decision with regard to the junior subordinated debentures in addition to the preferred trust securities. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus supplement and the accompanying prospectus.

Holders of preferred trust securities will have limited voting rights.

You will have limited voting rights. Unless a trust agreement event of default has occurred and is continuing, only Southwest may elect or remove any of the trustees. See “Description of Preferred Trust Securities—Voting Rights; Amendment of Trust Agreement” in this prospectus supplement and “Description of the Preferred Trust Securities—Removal of the Trustee” in the accompanying prospectus.

THE TRUST

Southwest Gas Capital II (the “Trust”) is a statutory trust formed under Delaware law pursuant to (i) a trust agreement (the “trust agreement”) executed by Southwest, as sponsor for the Trust (the “Sponsor”), and the Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on June 23, 2003. The Trust exists for the exclusive purposes of (i) issuing the “trust securities,” (ii) investing the gross proceeds from the sale of the trust securities in the junior subordinated debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

The Trust’s business and affairs will be conducted by the trustees (the “Trustees”) appointed by Southwest as the direct holder of all the common trust securities. Unless an event of default under the trust agreement has occurred and is continuing, the holder of the common trust securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trust; provided that the number of Trustees may not be reduced to less than one. The Trustees of the Trust will be BNY Midwest Trust Company, as the property trustee, and The Bank of New York (Delaware), as the Delaware trustee. The duties and obligations of the Trustees will be governed by the trust agreement. The address for the Trust is c/o Southwest Gas Corporation, the sponsor of the Trust, at Southwest’s corporate headquarters located at 5241 Spring Mountain Road, Las Vegas, Nevada 89150, telephone (702) 876-7237.

USE OF PROCEEDS

The Trust will use all of the proceeds from the issuance of the preferred trust securities to purchase $100 million aggregate principal amount of our junior subordinated debentures. We intend to use $60 million of the net proceeds we receive for the junior subordinated debentures to redeem our 9 1/8% subordinated deferrable interest notes due 2025, which are held by Southwest Gas Capital I, our wholly owned trust, and the proceeds from their redemption will be used to redeem that trust’s 9 1/8% preferred securities. We intend to use the balance of the proceeds to reduce outstanding amounts under our commercial paper and credit facilities. We had $63 million outstanding as of June 30, 2003 under these facilities, with a weighted average annualized interest rate of 1.77%. Outstanding amounts under the facilities resulted from the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities Southwest serves.

ACCOUNTING TREATMENT RELATED TO PREFERRED TRUST SECURITIES

The financial statements of the Trust will be consolidated with our financial statements, with the preferred trust securities shown on our consolidated financial statements as mandatorily redeemable preferred trust securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our junior subordinated debentures and will specify the designation, principal amount, interest rate and maturity date of the junior subordinated debentures.

CAPITALIZATION

The capitalization and short-term debt of the Company and its consolidated subsidiaries as of June 30, 2003, as adjusted to give effect to the issuance of the preferred trust securities offered hereby and the application of the net proceeds therefrom (after deducting the underwriting commissions and estimated offering expenses) are as follows:

	As of June 30, 2003
	Actual	As Adjusted
	(In thousands)
Short-term debt, including current maturities	$8,000	$8,000

Long term debt, less current maturities	$1,087,867	$1,051,317
Redeemable preferred trust securities of Southwest Gas Capital II	—	100,000
Redeemable preferred trust securities of Southwest Gas Capital I	60,000	—
Shareholders’ equity:
Common stock and additional paid-in capital	531,952	531,952
Retained earnings	81,039	81,039

Total shareholders’ equity	612,991	612,991

Total capitalization	$1,760,858	$1,764,308

DESCRIPTION OF PREFERRED TRUST SECURITIES

The following summary of some of the terms and provisions of the preferred trust securities supplements the description of the terms and provisions of the preferred trust securities set forth in the accompanying prospectus under the heading “Description of the Preferred Trust Securities.” To the extent that any of the terms and provisions of the preferred trust securities described in this prospectus supplement are inconsistent with the description of the preferred trust securities in the accompanying prospectus, the description of the preferred trust securities in this prospectus supplement replaces the description in the accompanying prospectus.

Distributions

The preferred trust securities represent undivided beneficial interests in the assets of the Trust issued pursuant to the Amended and Restated Trust Agreement of the Trust, referred to herein as the trust agreement. The sole assets of the Trust will be the junior subordinated debentures issued pursuant to an Indenture between Southwest and BNY Midwest Trust Company, as trustee, referred to herein as the indenture. Distributions on the preferred trust securities are cumulative and will accumulate from the date of original issuance at the annual rate of 7.70% of the liquidation amount of $25 per preferred trust security. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2003. Distributions not paid on a quarterly payment date will accumulate additional distributions (to the extent permitted by law) compounded quarterly, at the annual rate of 7.70%. The term “distributions,” as used in this prospectus supplement, includes any of these additional distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in that 90-day quarterly period.

Distributions on the preferred trust securities will be payable to holders as they appear on the books and records of the Trust on the relevant record dates. As long as the preferred trust securities remain in book-entry form only, the record dates will be one business day prior to the relevant payment date. With respect to preferred trust securities not in book-entry form, the record dates will be the fifteenth calendar day prior to the relevant payment date, whether or not a business day.

So long as no debenture event of default has occurred and is continuing, we have the right at any time and from time to time to defer the payment of interest by extending the interest payment period on the junior subordinated debentures for up to 20 consecutive quarters. However, no extension period may extend beyond the maturity or any redemption date of the junior subordinated debentures. As a consequence, quarterly distributions on the preferred trust securities would be deferred by the Trust during any extension period, but the amount of distributions to which holders of the preferred trust securities would be entitled would continue to accumulate at 7.70%, compounded quarterly. During any extension period, we may not declare or pay any dividends on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of our capital stock (other than (1) repurchases, redemptions or other acquisition of shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans, (2) as a result of an exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the junior subordinated debentures. We are also prohibited from making any guarantee payments with respect to any outstanding preferred trust securities issued by any trust or similar entity during any extension period. Prior to the termination of any extension period, we may shorten or further extend the interest payment period on the junior subordinated debentures, provided that no extension period may exceed 20 consecutive quarters or extend beyond the maturity or any redemption date of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period. We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

The preferred trust securities will be issued in the form of one or more global preferred trust securities and The Depository Trust Company, or DTC, or any successor depositary will act as depositary for the preferred trust securities. See “—Global Preferred Trust Securities” below for a description of DTC and its procedures. Payments on the preferred trust securities represented by a global security will be made in immediately available funds to DTC, as the depositary for the preferred trust securities. In the event that the preferred trust securities are issued in certificated form, the payment of distributions and payments on redemption or liquidation will be payable, the transfer of the preferred trust securities will be registrable and preferred trust securities will be exchangeable at the corporate office of the property trustee in Chicago, Illinois; provided, however, that the payment of distributions shall be made by check mailed to the address of the holder of such preferred trust securities.

Redemption

Upon the payment of the junior subordinated debentures at maturity or upon redemption as provided in the indenture, the proceeds from such payment will be applied by the property trustee to redeem a like amount of trust securities on a pro rata basis, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of the trust securities to be redeemed plus accumulated and unpaid distributions to the date of redemption, unless an event of default under the trust agreement has occurred and is continuing, in which case the preferred trust securities will be redeemed before any common trust securities. See “Description of Junior Subordinated Debentures—Redemption” in this prospectus supplement.

“Like amount” means:

(a)	with respect to a redemption of the trust securities, trust securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures to be paid under the indenture; and

(b)	with respect to a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution of the Trust, junior subordinated debentures having an aggregate principal amount equal to the aggregate liquidation amount of the trust securities in exchange for which junior subordinated debentures are distributed.

Special Event Redemption

If a Tax Event or an Investment Company Event, each of which we refer to as a Special Event, has occurred and is continuing, we have the right to redeem the junior subordinated debentures, in whole but not in part, and therefore cause a mandatory redemption of the preferred trust securities, in whole but not in part, at the redemption price within 90 days of the occurrence of the Special Event.

“Tax Event” means that we have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, the laws or regulations of the United States or any political subdivision or taxing authority of or within the United States affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the preferred trust securities, there is more than an insubstantial risk that:

(a)	the Trust is, or will be, subject to United States federal income tax with respect to interest on the junior subordinated debentures;

(b)	interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us for United States federal income tax purposes; or

(c)	the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

“Investment Company Event” means that we have received an opinion of nationally recognized independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is, or within 90 days of the date of such opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the preferred trust securities.

Subordination of Common Trust Securities

Payments on the trust securities will be made pro rata based on the respective aggregate liquidation amounts of the common trust securities and the preferred trust securities. If an event of default has occurred and is continuing with respect to the junior subordinated debentures, no payments will be made on any common trust securities unless payment in full in cash of all accumulated and unpaid distributions on all outstanding preferred trust securities for all distribution periods terminating on or prior to that time, or in the case of a dissolution or redemption, the full amount of the redemption price or liquidation distribution on all outstanding preferred trust securities shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all payments on all outstanding preferred trust securities then due and payable.

If an event of default has occurred and is continuing with respect to the junior subordinated debentures, the holder of the common trust securities will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated with respect to the preferred trust securities. Until the event of default has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred trust securities and not on behalf of us, as holder of the common trust securities, and only the holders of the preferred trust securities will have the right to direct the property trustee to act on their behalf.

Distribution of Junior Subordinated Debentures

At any time, we may, in our sole discretion, dissolve the Trust and, after satisfaction of liabilities of creditors of the Trust, cause a like amount of junior subordinated debentures to be distributed to the holders of the preferred trust securities in liquidation of the Trust upon 30 days’ prior notice to the holders of the preferred trust securities. However, in order to do so, we will be required to deliver to the trustees an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that the distribution will not be a taxable event to the owners of the preferred trust securities for United States federal income tax purposes. In addition, the junior subordinated debentures may be distributed to holders of preferred trust securities in certain other circumstances as described under “Description of the Preferred Trust Securities—Liquidation Distribution upon Dissolution” in the accompanying prospectus.

Liquidation Amount

The amount payable on the preferred trust securities in the event of the dissolution and liquidation of the Trust is $25 per preferred trust security plus accumulated and unpaid distributions to the date of payment, unless, in connection with the dissolution and liquidation, the junior subordinated debentures are distributed to the holders of the preferred trust securities.

Trust Agreement Event of Default; Notice

An event of default with respect to the junior subordinated debentures will constitute a “trust agreement event of default” with respect to the preferred trust securities. Within 90 days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will send notice of it to the holders of the trust securities and us, unless it has been cured or waived. We are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

Under the trust agreement, if the property trustee has failed to enforce its rights under the trust agreement or the indenture to the fullest extent permitted by law and subject to the terms of the trust agreement and the indenture, any holder of the preferred trust securities may institute a legal proceeding directly against us to enforce the property trustee’s rights under the trust agreement or the indenture with respect to junior subordinated debentures having an aggregate principal amount equal to the aggregate liquidation amount of the preferred trust securities of such holder without first instituting a legal proceeding against the property trustee or any other person. To the extent that any action under the indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the junior subordinated debentures, holders of that specified percentage of the preferred trust securities may take that action if it is not taken by the property trustee. If a trust agreement event of default attributable to our failure to pay principal of or interest on the junior subordinated debentures has occurred and is continuing, then each holder of preferred trust securities may institute a legal proceeding directly against us for enforcement of payment to that holder, all as provided in the indenture.

If an event of default has occurred and is continuing with respect to the junior subordinated debentures, the preferred trust securities will have a preference over the common trust securities with respect to the payment of distributions and amounts payable on redemption and liquidation. See “—Subordination of Common Trust Securities” above and “Description of the Preferred Trust Securities—Liquidation Distribution upon Dissolution” in the accompanying prospectus.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below or in “Description of the Preferred Trust Securities—Liquidation Distribution upon Dissolution” in the accompanying prospectus. The Trust may, at our request, and without the consent of the holders of the trust securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state, as long as:

(a)	the successor entity either:

(1)	expressly assumes all of the obligations of the Trust with respect to the trust securities; or

(2)	substitutes for the trust securities other securities substantially similar to the trust securities (the “successor securities”) so long as the successor securities rank the same as the trust securities with respect to the payment of distributions and payments upon redemption, liquidation and otherwise;

(b)	we appoint a trustee of the successor entity with the same powers and duties as the property trustee with respect to the junior subordinated debentures;

(c)	the preferred trust securities or the preferred successor securities are listed, or any preferred successor securities will be listed upon notice of issuance, on any national securities exchange or other organization on which the preferred trust securities are then listed or quoted;

(d)	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the rating of the preferred trust securities (including any preferred successor securities) to be downgraded, placed under surveillance or review or withdrawn by any nationally recognized statistical rating organization;

(e)	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any preferred successor securities) in any material respect;

(f)	the successor entity has a purpose substantially similar to that of the Trust;

(g)	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we and the property trustee have received an opinion of nationally recognized independent counsel experienced in such matters stating that:

(1)	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any preferred successor securities) in any material respect; and

(2)	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will not be required to register as an investment company under the Investment Company Act of 1940 and the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

(h)	we or any permitted successor assignee own all of the common trust securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantees of the trust securities by Southwest and the trust agreement.

The Trust will not, except with the consent of all holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

Except as provided below and under “—Mergers, Consolidations, Amalgamations or Replacements of the Trust” above and “Description of the Preferred Trust Securities Guarantee—Amendments and Assignment” in the accompanying prospectus and as otherwise required by law and the trust agreement, the holders of the preferred trust securities will have no voting rights.

The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities, (1) to cure any ambiguity, defect or inconsistency or (2) to make any other change that does not adversely affect in any material respect the interests of the holders of the preferred trust securities.

The trust agreement may be amended by us and the trustees in any other respect, with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred trust securities, except to:

(a)	change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation distribution;

(b)	restrict the right of a holder of any preferred trust securities to institute suit for enforcement of any distribution, redemption price or liquidation distribution;

(c)	change the purpose of the Trust;

(d)	authorize the issuance of any additional beneficial interests in the Trust;

(e)	change the redemption provisions;

(f)	change the conditions precedent for us to elect to dissolve the Trust and distribute the junior subordinated debentures to the holders of the preferred trust securities; or

(g)	affect the limited liability of any holder of the preferred trust securities,

which amendment requires the consent of each affected holder of the preferred trust securities.

No amendment may be made without receipt by the Trust of an opinion of nationally recognized independent counsel experienced in such matters stating that the amendment will not affect the Trust’s status as a grantor trust for United States federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act of 1940.

The trustees shall not:

(a)	direct the time, method and place of conducting any proceeding for any remedy available to a trustee under the indenture or executing any trust or power conferred on that trustee with respect to the junior subordinated debentures;

(b)	waive any past default under the indenture;

(c)	exercise any right to rescind or annul an acceleration of the principal of the junior subordinated debentures; or

(d)	consent to any amendment or modification of the indenture, where consent shall be required,

without, in each case, obtaining the prior consent of the holders of a majority in aggregate liquidation amount of all outstanding preferred trust securities; provided, however, that where a consent under the indenture would require the consent of each affected holder of junior subordinated debentures, no consent shall be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred trust securities except by subsequent vote of those holders. The property trustee shall notify all holders of preferred trust securities of any notice received from the trustee under the indenture as a result of the Trust being the holder of the junior subordinated debentures. In addition to obtaining the consent of the holders of the preferred trust securities prior to taking any of these actions, the trustees shall obtain an opinion of nationally recognized independent counsel experienced in such matters stating that the Trust will not be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes as a result of that action and will continue to be classified as a grantor trust for United States federal income tax purposes.

Any required consent of holders of preferred trust securities may be given at a meeting of holders of the preferred trust securities convened for that purpose or pursuant to written consent without a meeting and without prior notice. The property trustee will cause a notice of any meeting at which holders of preferred trust securities are entitled to vote to be given to each holder of record of preferred trust securities in the manner set forth in the trust agreement.

Notwithstanding that holders of preferred trust securities are entitled to vote or consent under certain circumstances, any preferred trust securities that are owned by us, the trustees or any affiliate of ours or any trustee shall, for purposes of a vote or consent, be treated as if they were not outstanding.

Global Preferred Trust Securities

The preferred trust securities will initially be issued in fully registered global form that will be deposited with, or on behalf of, DTC. Global preferred trust securities may be issued only in fully registered form and unless and until a global preferred trust security is exchanged in whole or in part for the individual preferred trust securities represented thereby, the depositary holding the global preferred trust security may transfer the global preferred trust security only to its nominee or successor depositary or vice versa and only as a whole.

The following provisions will apply to the depositary arrangements with respect to global preferred trust securities and junior subordinated debentures issued in global form upon dissolution and liquidation of the Trust.

So long as DTC or its nominee is the registered owner of a global preferred trust security, DTC or its nominee, as the case may be, will be considered the sole holder of the preferred trust securities represented by such global security for all purposes under the trust agreement. Except as provided below, owners of beneficial interests in a global security will not be entitled to have preferred trust securities represented by the global preferred trust security registered in their names, will not receive or be entitled to receive physical delivery of preferred trust securities in certificated form and will not be considered the owners or holders thereof under the trust agreement. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; those laws may limit the transferability of beneficial interests in a global preferred trust security.

If:

(a)	we notify the trustees of the Trust in writing that DTC is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 60 days;

(b)	we determine, in our sole discretion, not to have any preferred trust securities represented by one or more global preferred trust securities; or

(c)	an event of default under the trust agreement has occurred and is continuing,

then we will issue individual preferred trust securities in certificated form in exchange for the relevant global preferred trust securities.

In any such instance, an owner of a beneficial interest in a global preferred trust security will be entitled to physical delivery of individual preferred trust securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such preferred trust securities in certificated form registered in its name.

The following is based on information furnished by DTC:

Registered Owner.    The preferred trust securities will be issued as fully registered securities in the name of Cede & Co., which is DTC’s nominee. The applicable trustee will deposit the global securities with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser’s ownership interest in the preferred trust securities.

DTC’s Organization.    DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of that law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (NASD). Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations that directly participate in DTC. Other entities may access DTC’s system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC’s Activities.    DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. Doing so eliminates the need for physical movement of securities certificates.

Participant’s Records.    Except as otherwise provided in this prospectus supplement or the accompanying prospectus, purchases of preferred trust securities must be made by or through a direct participant, which will receive a credit for the preferred trust securities on the depositary’s records. The purchaser’s interest is in turn to be recorded on the participant’s records. Actual purchasers will not receive written confirmation from the depositary of their purchase, but they generally receive confirmations, along with periodic statements of their holdings, from the participants through which they entered into the transaction.

Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest in preferred trust securities will not be issued unless the use of global securities is suspended.

The depositary has no knowledge of the actual purchasers of global securities. The depositary’s records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.

Notices among the Depositary, Participants and Actual Purchasers.    Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect. Any redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Voting Procedures.    Neither DTC nor its nominee will give consents for or vote the global securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns DTC’s or its nominee’s voting rights to the direct participants to whose accounts the preferred trust securities are credited at that time.

Payments.    Payments in respect of the preferred trust securities will be delivered to the depositary. DTC’s practice is to credit direct participants’ accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in “street name.” Those payments will be the responsibility of that participant and not the depositary, the applicable trustee or us, subject to any legal requirements in effect at that time.

We are responsible for payments to the applicable trustee who is responsible for paying it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the actual purchasers.

DTC may discontinue providing its services as securities depositary with respect to the preferred trust securities at any time by giving reasonable notice to the applicable paying agent or us. Under such circumstances, in the event that a successor securities depositary is not appointed, preferred trust security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, preferred trust security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of any underwriter, the trustees, any applicable paying agent or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The following summary of some of the terms and provisions of the junior subordinated debentures supplements the description of terms and provisions of the trust debt securities set forth in the accompanying prospectus under the heading “Description of Trust Debt Securities.” To the extent that any of the terms and provisions of the junior subordinated debentures described in this prospectus supplement are inconsistent with the description of the trust debt securities in the accompanying prospectus, the description of the junior subordinated debentures in this prospectus supplement replaces the description in the accompanying prospectus. The junior subordinated debentures will be issued pursuant to an indenture, which we refer to as the “indenture,” to be dated as of August 25, 2003, between us and BNY Midwest Trust Company, the junior subordinated debenture trustee. The junior subordinated debentures will be unsecured and will rank subordinate and junior in right of payment to all our Senior Indebtedness.

Interest Rate; Maturity

The trust will invest the proceeds from the issuance of the preferred securities, together with the consideration paid by us for the common trust securities, in the junior subordinated debentures. The junior subordinated debentures will be issued as a series of debentures under the indenture. The junior subordinated debentures will mature on September 15, 2043. The junior subordinated debentures will bear interest at the annual rate of 7.70%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2003. Interest which is accrued and unpaid after a quarterly payment date will bear additional interest (to the extent permitted by law) at the annual rate of 7.70%, compounded quarterly. The term “interest” includes quarterly interest payments and interest on quarterly interest payments in arrears, as applicable. In addition, during any time that the property trustee is the holder of the junior subordinated debentures, we will be required to pay additional amounts on the junior subordinated debentures as may be necessary in order that the distribution amount then due and payable by the Trust on the preferred trust securities shall not be reduced as a result of any additional taxes, duties and other governmental charges of whatever nature (other than withholding taxes) to which the Trust has become subject as a result of a Tax Event or otherwise. The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions of the preferred trust securities.

Option to Extend Interest Payment Period

Under the indenture, we have the right to defer payments of interest by extending the interest payment period for the junior subordinated debentures for up to 20 consecutive quarterly periods. However, such period of deferral may not extend beyond the maturity date or earlier redemption date of the junior subordinated debentures. We refer to any such period of deferral as an “extension period.” We can extend or shorten an existing extension period. At the end of an extension period, we will be obligated to pay all interest then accrued and unpaid (together with interest on those accrued and unpaid amounts to the extent permitted by applicable law). Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. During any extension period, we may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than (1) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans, (2) as a result of an exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the junior subordinated debentures. We are also prohibited from making any guarantee payments with respect to any outstanding preferred trust securities during any extension period. We will be required to give notice to the junior subordinated debenture trustee and cause the junior subordinated debenture trustee to give notice to the holders of the junior subordinated debentures of our election to begin an extension period, or any shortening or extension of a period in advance of the applicable record date.

Redemption

The junior subordinated debentures may be redeemed at our option (1) at any time on or after August 25, 2008, in whole or in part on one or more occasions, and (2) prior to August 25, 2008, in whole, but not in part, within 90 days of the occurrence and continuation of a Special Event, in any such case at a redemption price equal to l00% of the principal amount to be redeemed, plus accrued and unpaid interest, including any compounded interest and any additional interest, if any, to the date of redemption.

Subordination

Payments on the junior subordinated debentures will be subordinated to the prior payment in full of all amounts payable on our Senior Indebtedness. At June 30, 2003, our outstanding Senior Indebtedness was approximately $1.1 billion.

“Senior Indebtedness” is defined in the indenture as the principal of and premium, if any, and unpaid interest on:

(a)	our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the indenture or created later, incurred, assumed or guaranteed, for money borrowed, unless the terms of that indebtedness provide that it is not senior or prior in right of payment to the junior subordinated debentures; and

(b)	renewals, extensions, modifications and refundings of that indebtedness.

Upon any payment or distribution of our assets or securities, upon our dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on the Senior Indebtedness after the commencement of a bankruptcy, insolvency or similar proceeding) will be paid in full before the holders of the junior subordinated debentures will be entitled to receive from us any payment of principal of, or interest on, the junior subordinated debentures or distributions of any assets or securities.

No direct or indirect payment by or on our behalf of principal of, or interest on, the junior subordinated debentures will be made if there is:

(a)	a default in the payment of all or any portion of any Senior Indebtedness; or

(b)	any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, the required notice has been given to the junior subordinated debenture trustee and the default has not been cured or waived by or on behalf of the holders of the Senior Indebtedness.

If the junior subordinated debenture trustee or any holder of the junior subordinated debentures receives any payment of the principal of, or interest on, the junior subordinated debentures when that payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then that payment will be received and held in trust for the holders of Senior Indebtedness and will be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay the Senior Indebtedness in full.

Nothing in the indenture limits the right of the junior subordinated debenture trustee or the holders of the junior subordinated debentures to take any action to accelerate the maturity of the junior subordinated debentures or to pursue any rights or remedies against us, as long as all Senior Indebtedness is paid before holders of the junior subordinated debentures are entitled to receive any payment from us of principal of, or interest on, the junior subordinated debentures.

Upon the payment in full of all Senior Indebtedness, the holders of the junior subordinated debentures will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments from us or distributions of our assets made on the Senior Indebtedness until the junior subordinated debentures are paid in full.

The junior subordinated debentures and the guarantee will be effectively junior to all existing and future liabilities of our subsidiaries. At June 30, 2003, the outstanding liabilities of our subsidiaries, excluding intercompany debt and intercompany payables, was approximately $61.5 million.

Events of Default

The following are events of default under the indenture with respect to the junior subordinated debentures:

(a)	we do not pay interest on a junior subordinated debenture within 30 days of its due date (other than the deferral of interest payments during an extension period);

(b)	we do not pay the principal of a junior subordinated debenture on its due date;

(c)	we remain in breach of a covenant in respect of the junior subordinated debentures for 60 days after we receive written notice of default stating we are in breach; or

(d)	we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events of bankruptcy, insolvency or reorganization occur.

In case an event of default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization affecting us in which case the principal of, and any interest on, all of the junior subordinated debentures shall become immediately due and payable, the junior subordinated debenture trustee or the holders of at least 25% in aggregate principal amount of the junior subordinated debentures may declare the principal, together with interest accrued thereon, of all the junior subordinated debentures to be due and payable. If neither the junior subordinated debenture trustee nor the holders make that declaration then, if the junior subordinated debentures are held by the Trust, the holders of at least 25% in aggregate liquidation amount of the preferred trust securities shall have the right to make that declaration by written notice to us and the junior subordinated debenture trustee. The holders of at least a majority in aggregate principal amount of the junior subordinated debentures, by notice to the junior subordinated debenture trustee, can rescind an acceleration, but if the declaration was made by the holders of the preferred trust securities, the holders of at least a majority in aggregate liquidation amount of the preferred trust securities must consent to the rescission of the acceleration. We will be required to furnish to the junior subordinated debenture trustee an annual statement as to our compliance with all conditions and covenants under the indenture and the junior subordinated debentures and as to any event of default.

Distribution of the Junior Subordinated Debentures

If junior subordinated debentures are distributed to the holders of the preferred trust securities upon the dissolution and liquidation of the Trust, the junior subordinated debentures will be issued in integral multiples of $25. We anticipate that any junior subordinated debentures distributed to holders of preferred trust securities will be distributed in the form of one or more global securities and that DTC, or any successor depositary for the preferred trust securities, would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially similar to those in effect for the preferred trust securities. Neither we, the junior subordinated debenture trustee nor any paying agent or any of our other agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see “Description of Preferred Trust Securities—Global Preferred Trust Securities” in this prospectus supplement. Payments on the junior subordinated debentures represented by a global security will be made in immediately available funds to DTC, as the depositary for the junior subordinated debentures. In the event that the junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and the junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate office of the junior subordinated debenture trustee in Chicago, Illinois, or at the offices of any other paying agent or transfer agent appointed by us; provided, however, that payment of interest will be made by check mailed to the address of the persons entitled to the payment or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for payment of interest will be the 15th calendar day prior to the relevant payment date, whether or not a business day. If the junior subordinated debentures are distributed to the holders of the preferred trust securities upon the dissolution and liquidation of the Trust, we will use our reasonable best efforts to list the junior subordinated debentures on the NYSE (or any other exchange or organization on which the preferred trust securities are then listed).

DESCRIPTION OF PREFERRED TRUST SECURITIES GUARANTEE

The following summary of some of the terms and provisions of the guarantee supplements the description of the terms and provisions of the preferred trust securities guarantee set forth in the accompanying prospectus under the heading “Description of the Preferred Trust Securities Guarantee.” To the extent that any of the terms and provisions of the guarantee described in this prospectus supplement are inconsistent with the description of the preferred trust securities guarantee in the accompanying prospectus, the description of the guarantee in this prospectus supplement replaces the description in the accompanying prospectus. BNY Midwest Trust Company will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

General

We will irrevocably agree to pay in full, to the holders of the preferred trust securities, the guarantee payments set forth below (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments, to the extent not paid by the Trust, will be subject to the guarantee:

(a)	any accumulated and unpaid distributions required to be paid on the preferred trust securities, to the extent that that Trust has funds available therefor;

(b)	the redemption price, to the extent that the Trust has funds available therefor; and

(c)	upon a voluntary or involuntary termination, winding-up or liquidation of the Trust (unless the junior subordinated debentures are redeemed or distributed to holders of the preferred trust securities in accordance with their terms), the lesser of:

(1)	the aggregate of the liquidation amount of $25 per preferred trust security plus all accumulated and unpaid distributions on the preferred trust securities to the date of payment, to the extent the Trust has funds available therefor; and

(2)	the amount of assets of the Trust remaining available for distribution to holders of the preferred trust securities upon a dissolution and liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment by us of the required amounts to the holders of the preferred trust securities or by causing the Trust to pay those amounts to the holders. While our assets will not be available pursuant to the guarantee for the payment of any distribution, liquidation distribution or redemption price on any preferred trust securities if the Trust does not have funds available therefor as described above, we have agreed under the trust agreement to pay all expenses of the Trust except its obligations under the trust securities of the Trust.

No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the trust agreement, the junior subordinated debentures and the indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the preferred trust securities. See “Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Trust Securities Guarantee” in the accompanying prospectus.

Status of the Guarantee

The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our general liabilities. The trust agreement provides that each holder of preferred trust securities by acceptance thereof agrees to the subordination provisions and other terms of the guarantee. The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution to the holders of the preferred trust securities of the junior subordinated debentures pursuant to the trust agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of the preferred trust securities and the junior subordinated debentures. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), United States Treasury regulations (the “Treasury regulations”), and administrative and judicial rulings and decisions in effect on the date of this prospectus supplement, all of which are subject to change or differing interpretations, possibly with retroactive effect. In particular, either the Internal Revenue Service (the “IRS”) or the courts could disagree with the conclusions contained in this summary.

This discussion deals only with preferred trust securities and junior subordinated debentures held as capital assets and does not deal with persons in special tax situations, for example, financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding preferred trust securities or junior subordinated debentures as a position in a “straddle” or in a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. This discussion also does not deal with holders other than original purchasers who purchase the preferred trust securities at their original purchase price.

Before purchasing the preferred trust securities or junior subordinated debentures, you should consult your own tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the preferred trust securities and junior subordinated debentures arising under any other tax laws of the United States or other taxing jurisdictions.

As used herein, a “U.S. Holder” is a beneficial owner of a preferred trust security or junior subordinated debenture that is for United States federal income tax purposes:

(a)	a citizen or resident of the United States,

(b)	a corporation or partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations,

(c)	an estate the income of which is subject to United States federal income taxation regardless of its source, or

(d)	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996, to the extent provided in Treasury regulations, in each case except as otherwise provided under the provisions of an applicable tax treaty. A “Non-U.S. Holder” is a beneficial owner of a preferred trust security or junior subordinated debenture that is not an U.S. Holder.

Classification of the Trust and the Preferred Trust Securities

Under current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents) and based on certain other facts and assumptions, the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a partnership, an association that is taxable as a corporation, or a publicly traded partnership taxable as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the Trust, specifically, the junior subordinated debentures. You will therefore be required to take into account in computing income for United States federal income tax purposes your allocable share of interest, original issue discount, if any, and other income and expenses paid, accrued, or realized with respect to the junior subordinated debentures.

Corporate U.S. Holders of the preferred trust securities will not be entitled to a dividends received deduction for any income from the preferred trust securities. Further, non-corporate U.S. Holders will not be eligible for the lower tax rates applicable to dividend income under recently enacted legislation.

Classification of the Junior Subordinated Debentures

Although not entirely free from doubt, we believe, after consultation with counsel, that the junior subordinated debentures should be classified for United States federal income tax purposes as our indebtedness.

No assurance can be given that classification of the Trust as a grantor trust and/or the junior subordinated debentures as indebtedness will not be challenged by the IRS or, if challenged, that such challenge will not be successful. By acceptance of a preferred trust security, you covenant for United States federal income tax purposes to treat the junior subordinated debentures as our indebtedness and to treat the preferred trust securities as evidence of a beneficial ownership interest in the junior subordinated debentures through a grantor trust. The remainder of this discussion assumes that the preferred trust securities and junior subordinated debentures will be treated for United States federal income tax purposes in the manner described in the preceding sentence.

Interest Income and Original Issue Discount

Under the Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” likelihood that periodic stated interest payments due on the instrument will not be timely paid. Our exercise of the option to defer payments of stated interest on the junior subordinated debentures would generally prevent us from, with certain limited exceptions:

(a)	paying a dividend on our shares of capital stock;

(b)	redeeming, purchasing, acquiring or making a liquidation payment on any of our capital stock;

(c)	repaying, repurchasing or redeeming any debt securities that rank pari passu with or junior to the junior subordinated debentures; or

(d)	making any guarantee payments with respect to any outstanding preferred trust securities issued by any trust or similar entity.

We therefore believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the Treasury regulations. Accordingly, based upon the advice of counsel, we intend to take the position that the junior subordinated debentures will not be deemed to be issued with OID. Based on this position, provided we have not exercised our option to defer the payment of interest on the junior subordinated debentures, stated interest payments on the junior subordinated debentures will be includible in your ordinary income at the time that those payments are received or accrued, in accordance with your regular method of accounting for federal income tax purposes. However, the IRS could interpret the Treasury regulations relating to OID in a manner contrary to the position we intend to take. If the IRS succeeded in asserting the contrary position, the OID rules would generally require you to include interest on the junior subordinated debentures in your taxable income as it accrues rather than when you receive payment, even though you may use the cash method of accounting for federal income tax purposes.

Exercise of Deferral Option

Under the Treasury regulations, if we exercise our option to defer the payment of interest on the junior subordinated debentures, then the junior subordinated debentures will be treated as redeemed and reissued for

OID purposes. Accordingly, the sum of the remaining interest payments on the junior subordinated debentures, including the interest that accrues on any deferred interest payments, would be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis over the remaining term of the junior subordinated debentures, without regard to the actual timing of interest payments under the junior subordinated debentures and without regard to your regular method of accounting for federal income tax purposes. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the junior subordinated debentures and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of that period. Any OID included in income would increase your adjusted tax basis in your preferred trust securities and junior subordinated debentures, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

Receipt of Junior Subordinated Debentures or Cash upon Liquidation of the Trust

We will have the right at any time to dissolve the Trust and cause the junior subordinated debentures to be distributed on a proportionate basis to you, subject to our receipt of an opinion of nationally recognized independent counsel experienced in such matters to the effect that the distribution of the junior subordinated debentures would not result in a taxable event to holders of the preferred trust securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to you, and you would receive an aggregate tax basis in the junior subordinated debentures received equal to your aggregate tax basis in your preferred trust securities. Your holding period in the junior subordinated debentures so received in dissolution of the Trust would include the period during which the preferred trust securities were held by you. Finally, you would continue to include interest or OID in taxable income in respect of the junior subordinated debentures in the manner described above.

If the junior subordinated debentures were redeemed for cash and the proceeds of the redemption were distributed to you in redemption of your preferred trust securities, the redemption would be treated as a sale of the preferred trust securities in which gain or loss is recognized as described below.

Sale of Preferred Trust Securities or Junior Subordinated Debentures

If you sell your preferred trust securities or junior subordinated debentures, or otherwise dispose of them in a taxable transaction (including a redemption for cash), then you will recognize gain or loss in an amount equal to the difference between:

(a)	the amount realized on the sale, exclusive of the amount equal to any unpaid interest on the junior subordinated debentures not previously included in your income, which excluded amount will be taxed as interest in the manner described above, and

(b)	your adjusted tax basis in the preferred trust securities or junior subordinated debentures at the time of disposition.

For these purposes, your adjusted tax basis generally will equal the initial purchase price that you paid for the preferred trust securities, plus any accrued and unpaid distributions that you were required to treat as OID income, minus any cash payments you received in respect of accrued OID. Your gain or loss on the sale of preferred trust securities or junior subordinated debentures generally will be capital gain or loss, and will be long-term capital gain or loss if you have held this investment for more than one year at the time of disposition. Preferential rates of tax may apply to capital gains recognized upon the disposition of investments held for more than one year. The deductibility of capital losses is subject to significant limitations.

Taxation of Non-U.S. Holders

This discussion does not address the tax consequences of the acquisition, ownership or disposition of preferred trust securities to Non-U.S. Holders. If you are a Non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in the preferred trust securities or the junior subordinated debentures.

Information Reporting and Backup Withholding

Information reporting and backup withholding at the applicable statutory rate may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS.

If you are a U.S. Holder, you may be subject to backup withholding when you receive interest or OID payments on the preferred trust securities or junior subordinated debentures, or proceeds upon the sale, exchange, redemption, retirement or other disposition of the preferred trust securities or junior subordinated debentures. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

(a)	your correct taxpayer identification number, and

(b)	a certification that you are exempt from backup withholding because (1) you are a corporation or come within another enumerated exempt category, (2) you have not been notified by the IRS that you are subject to backup withholding or (3) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the preferred trust securities or junior subordinated debentures paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS. It is anticipated that income on the preferred trust securities and junior subordinated debentures will be reported to U.S. Holders on Form 1099-INT or, if we exercise our option to defer any payment of interest, Form 1099-OID, and mailed to U.S. Holders by January 31 following each calendar year.

ERISA CONSIDERATIONS

General Fiduciary Obligations

Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, or ERISA, must consider whether:

(a)	their investment in the preferred trust securities satisfies the diversification requirements of ERISA;

(b)	the investment is prudent in light of possible limitations on the marketability of our preferred trust securities and junior subordinated debentures;

(c)	they have authority to acquire the preferred trust securities under the applicable governing instrument and Title I of ERISA; and

(d)	the investment is otherwise consistent with their fiduciary responsibilities.

Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty in an action brought by the Department of Labor of up to 20% of any amount recovered by the plan or its participants and beneficiaries on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan subject to the prohibited transaction provisions of the Tax Code but not subject to Title I of ERISA, referred to as “non-ERISA plans,” or any other plan, should consider that a plan may only make investments that are authorized by the appropriate governing instrument. Fiduciaries should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria.

Prohibited Transactions

Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Tax Code in making their investment decision. Sales and other transactions between an ERISA plan or a non-ERISA plan, and persons having certain specified relationships to it (“parties in interest” and “disqualified persons”) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Tax Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries should consult their own legal advisors as to whether the ownership of the preferred trust securities or junior subordinated debentures involves a prohibited transaction.

Special Fiduciary and Prohibited Transactions Consequences

The Department of Labor, which has administrative responsibility over ERISA plans and, in this context, non-ERISA plans, has issued a regulation defining “plan assets” in the context of a plan’s investment in another entity. The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA plan’s or non-ERISA plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant. If neither of these exceptions apply, (a) a Plan may be deemed to have acquired an interest in the assets of the Trust and not merely an interest in the preferred trust securities, (b) the fiduciary investment standards of ERISA could apply to such assets and (c) transactions occurring in the course of managing, operating and servicing the Trust and its assets might constitute prohibited transactions, unless a statutory, regulatory or administrative exemption applies.

The regulation defines a publicly offered security as a security that is “widely held,” “freely transferable” and either part of a class of securities registered under the Securities Exchange Act of 1934, or sold under an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The preferred trust securities have been registered under the Securities Exchange Act of 1934.

The regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We believe that, immediately after this offering, the preferred trust securities should be owned by 100 or more investors independent of us and of each other, and therefore that the “widely held” requirement for qualification as publicly offered securities should be met.

The regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

(a)	any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

(b)	any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

(c)	any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

(d)	any limitation or restriction on transfer or assignment which is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that at present there exist no facts or circumstances limiting the transferability of the preferred trust securities which are not included among those enumerated in the regulation as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

Government plans and church plans as defined in ERISA are not subject to ERISA or the general prohibited transaction rules in the Tax Code, although they may elect to be qualified under Section 401(a) of the Tax Code and exempt from taxation under Section 501(a) of the Tax Code and would then be subject to the special prohibited transaction rules set forth in Section 503 of the Tax Code. In addition, governmental plans may be subject to federal, state and local laws which are to a material extent similar to the provisions of ERISA or the Tax Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the propriety of an investment in preferred trust securities under applicable fiduciary or other investment standards and the need for the availability of any exemptive relief under any Similar Law.

The discussion herein of ERISA is general in nature and is not intended to be complete. Any fiduciary of an ERISA plan, non-ERISA plan, governmental plan, church plan or a foreign plan considering an investment in the preferred trust securities should consult with its legal advisors regarding the consequences and advisability of this investment.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, the Trust has agreed to sell to each underwriter named below, and each of the underwriters, for whom UBS Securities LLC is acting as representative, has severally, but not jointly, agreed to purchase from the Trust, the number of preferred trust securities set forth opposite the name of each underwriter below.

Underwriter	Number of Preferred Trust Securities
UBS Securities LLC	731,200
A.G. Edwards & Sons, Inc.	731,200
Merrill Lynch, Pierce, Fenner & Smith Incorporated	731,200
U.S. Bancorp Piper Jaffray Inc.	731,200
KBC Financial Products USA Inc.	731,200
ABN AMRO Incorporated	20,000
Banc of America Securities LLC	20,000
BB&T Investment Services, Inc.	20,000
Deutsche Bank Securities Inc.	20,000
Fahnestock & Co. Inc.	20,000
Goldman, Sachs & Co.	20,000
HSBC Securities (USA) Inc.	20,000
J.P. Morgan Securities Inc.	20,000
Lehman Brothers Inc.	20,000
McDonald Investments Inc.	20,000
Quick & Reilly, Inc.	20,000
SunTrust Capital Markets, Inc.	20,000
Wells Fargo Securities, LLC	20,000
Advest, Inc.	12,000
C.L. King & Associates, Inc.	12,000
Doley Securities, Inc.	12,000
Ferris, Baker Watts Incorporated	12,000
Morgan Keegan & Company, Inc.	12,000
Raymond James & Associates, Inc.	12,000
Southwest Securities, Inc.	12,000

Total	4,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all the preferred trust securities offered hereby if any of the preferred trust securities are purchased. In the event of a default by an underwriter, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the Trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters may be required to make.

The underwriters are offering the preferred trust securities, subject to prior sale, when, as and if issued and accepted by them, subject to approval of legal matters by their counsel, including the validity of the preferred trust securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates are lenders under our revolving credit facilities and dealers under our commercial paper program.

The underwriters have advised us that they propose to offer the preferred trust securities to the public initially at $25 per preferred trust security and to dealers at that price less a concession not in excess of $0.50 per preferred trust security. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per preferred trust security to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Because the proceeds from the sale of the preferred trust securities and the common trust securities will be used to purchase our junior subordinated debentures, we have agreed to pay to the underwriters an underwriting commission of $0.7875 per preferred trust security (or a total of $3,150,000).

We will pay all expenses, estimated to be approximately $300,000, associated with the offer and sale of the preferred trust securities.

Before this offering, there was no established public trading market for the preferred trust securities. The preferred trust securities have been approved for listing by the NYSE under the symbol “SWXPrB,” subject to official notice of issuance. Trading on the NYSE is expected to begin within 30 days after the date of original issuance of the preferred trust securities. The representative has advised us that it intends to make a market in the preferred trust securities. However, the representative is not obligated to do so and may discontinue market making at any time without notice. Even if the listing of the preferred trust securities on the NYSE becomes effective and the representative makes a market in the preferred trust securities, no assurance is given that a liquid trading market for the preferred trust securities will be available.

We and the Trust have agreed, during a period of 90 days from the date of the underwriting agreement, not to offer, sell, grant any option to sell or otherwise dispose of any preferred trust securities, any security convertible into, exchangeable into or exercisable for preferred trust securities or any securities substantially similar to the preferred trust securities (except for the preferred trust securities issued pursuant hereto), without the prior written consent of the representative.

It is expected that delivery of the preferred trust securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement.

In connection with the sale of the preferred trust securities, rules of the SEC permit the underwriters to engage in transactions that stabilize the price of the preferred trust securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred trust securities.

The underwriters may create a short position in the preferred trust securities in connection with this offering. That means they may sell a larger number of preferred trust securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred trust securities in the open market to reduce the short position.

If the underwriters purchase the preferred trust securities to stabilize the price or to reduce their short position, the price of the preferred trust securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred trust securities.

The underwriters may suspend any of these activities at any time.

The representative may also impose a penalty bid on certain underwriters and selling group members. This means that, if the representative purchases preferred trust securities in the open market to reduce the underwriters’ short position or to stabilize the price of the preferred trust securities, it may reclaim the amount of the selling concession from the underwriters and the selling group members who sold those preferred trust securities as part of this offering.

LEGAL MATTERS

The validity of the junior subordinated debentures and the guarantee will be passed upon for Southwest by O’Melveny & Myers LLP, Los Angeles, California. The validity of the preferred trust securities will be passed upon for the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York. Certain United States federal income tax matters will be passed upon for the Company and the Trust by O’Melveny & Myers LLP, Los Angeles, California.

PROSPECTUS

$300,000,000

SOUTHWEST GAS CORPORATION

Debt Securities, Trust Debt Securities, Preferred Stock, Depositary Shares and Common Stock

SOUTHWEST GAS CAPITAL II

SOUTHWEST GAS CAPITAL III

SOUTHWEST GAS CAPITAL IV

Preferred Trust Securities

Guaranteed, to the extent set forth herein, by Southwest Gas Corporation

We may offer and sell the securities from time to time in one or more offerings. The types of securities that Southwest may offer are common stock, debt securities (including debt securities convertible into common stock, preferred stock or depositary shares) and preferred stock (including preferred stock convertible into common stock). Southwest may also issue fractional shares of preferred stock by issuing depositary shares.

Southwest Gas Capital II, Southwest Gas Capital III and Southwest Gas Capital IV are each trusts that may issue preferred trust securities. Southwest may issue trust debt securities to each of the trusts. These trust debt securities may be distributed to holders of the applicable preferred trust securities upon liquidation of the trusts. All of the common trust securities of each of the trusts will be owned by Southwest. Southwest will also guarantee payments on the preferred trust securities (to the extent not previously paid) by executing a guarantee and other documents that, together, have the effect of providing a full, irrevocable and unconditional guarantee of the obligations under the preferred trust securities.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

The common stock of Southwest is listed on the New York Stock Exchange under the symbol “SWX”. We are also obligated to list any preferred trust securities that may be issued and any trust debt securities that may be distributed to holders of preferred trust securities. Unless otherwise provided in a prospectus supplement, we will not list any of the other types of securities being offered.

See “Company Risk Factors” beginning on page 3 for certain risks you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell up to $300,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context indicates otherwise, the words and terms “Southwest,” “the Company,” “we,” “our,” “ours” and “us” refer to Southwest Gas Corporation and its consolidated subsidiaries.

COMPANY RISK FACTORS

Described below are some of the identified risk factors that may have a negative impact on our future financial performance.

Our liquidity, and in certain circumstances, earnings, may be reduced during periods in which natural gas prices are rising significantly or are more volatile.

Rate schedules in each of our service territories contain purchased gas adjustment clauses which permit us to file for rate adjustments to recover increases in the cost of purchased gas. Increases in the cost of purchased gas have no direct impact on our profit margins, but do affect cash flows and can therefore impact the amount of our capital resources. We have used short-term borrowings in the past to temporarily finance increases in purchased gas costs, and we expect to do so during 2003, if the need again arises.

We may file requests for rate increases to cover the rise in the costs of purchased gas. Due to the nature of the regulatory process, there is a risk of a disallowance of full recovery of these costs during any period in which there has been a substantial run-up of these costs or our costs are more volatile. Any disallowance of purchased gas costs may reduce cash flow and earnings.

Increases in the cost of natural gas may arise from a variety of factors, including weather, changes in demand, the level of production and availability of natural gas, transportation constraints, federal and state energy and environmental regulation and legislation, the degree of market liquidity, natural disasters, wars, and other catastrophic events and the success of our strategies in managing price risk.

Governmental policies and regulatory actions can reduce our earnings.

Governmental policies and regulatory actions, including those of the Arizona Corporation Commission (“ACC”), the California Public Utilities Commission (“CPUC”), the Federal Energy Regulatory Commission (“FERC”), and the Public Utilities Commission of Nevada (“PUCN”) with respect to allowed rates of return, rate structure, purchased gas and investment recovery, operation and construction of facilities, present or prospective wholesale and retail competition, changes in tax laws and policies, and changes in and compliance with environmental and safety laws and policies, can reduce our earnings. Risks and uncertainties relating to delays in obtaining regulatory approvals, conditions imposed in regulatory approvals, or determinations in regulatory investigations can also impact financial performance.

We are unable to predict what types of conditions might be imposed on Southwest or what types of determinations might be made in pending or future regulatory proceedings or investigations. We nevertheless believe that it is not uncommon for conditions to be imposed in regulatory proceedings, for Southwest to agree to conditions as part of a settlement of a regulatory proceeding or for determinations to be made in regulatory investigations that will reduce our earnings and liquidity. For example, we may request recovery of a particular operating expense in a general rate case filing that a regulator disallows.

Significant customer growth in Arizona and Nevada could strain our capital resources.

        We continue to experience significant population and customer growth throughout our service territories. During 2002, we added 58,000 customers, a four percent growth rate. Over the last several years, customer growth has averaged five percent. This growth has required large amounts of capital to finance the investment in new transmission and distribution plant. In 2002, our natural gas construction expenditures totaled $264 million. Approximately 66 percent of these current-period expenditures represented new construction, and the balance represented costs associated with routine replacement of existing transmission, distribution, and general plant.

Cash flows from operating activities (net of dividends) have been inadequate, and are expected to continue to be inadequate, to fund all necessary capital expenditures. We have been funding this shortfall through the issuance of additional debt and equity securities, and will continue to do so. Our ability to issue additional securities is dependent upon, among other things, conditions in the capital markets, regulatory authorizations, and our level of earnings.

Significant customer growth in Arizona and Nevada could also impact earnings.

Our ability to earn the rates of return authorized by the ACC and the PUCN is also more difficult because of significant customer growth. The rates we charge our distribution customers in Arizona and Nevada are derived using rate base, cost of service, and cost of capital experienced in an historical test year, as adjusted. This results in “regulatory lag” which delays our recovery of some of the costs of capital improvements and operating costs from customers in Arizona and Nevada.

Our earnings are greatly affected by variations in temperature during the winter heating season.

The demand for natural gas is seasonal and is greatly affected by temperature. Variability in weather from normal temperatures can materially impact results of operations. On cold days, use of gas by residential and commercial customers may be as much as six times greater than on warm days because of the increased use of gas for space heating. Weather has been and will continue to be one of the dominant factors in our financial performance.

Uncertain economic conditions may affect our ability to finance capital expenditures.

Our ability to finance capital expenditures and other matters will depend upon general economic conditions in the capital markets. The direction of interest rates is uncertain. Declining interest rates are generally believed to be favorable to utilities while rising interest rates are believed to be unfavorable because of the high capital costs of utilities. In addition, our authorized rate of return is based upon certain assumptions regarding interest rates. If interest rates are lower than assumed rates, our authorized rate of return in the future could be reduced. If interest rates are higher than assumed rates, it will be more difficult for us to earn our currently authorized rate of return.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should” or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference into this prospectus.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future, including, among others, our ability to achieve revenue growth, national, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas and electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, acquisitions and competition, and the occurrence of operational risks (including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption, and disruptions caused by terrorist activities or acts of war). You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to publicly update or revise any particular forward-looking statement in light of future events.

You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

Southwest files reports, proxy statements and other information with the SEC. Information filed with the SEC by Southwest can be read and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site that contains reports, proxy statements and other information about issuers, such as Southwest, who file electronically with the SEC. The address of that site is www.sec.gov. We also make our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports available, free of charge, through our web site at www.swgas.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on Southwest’s web site does not constitute part of this prospectus.

Southwest’s common stock is listed on the New York Stock Exchange (NYSE: SWX) and the Pacific Stock Exchange (PSE: SWX), and reports, proxy statements and other information concerning Southwest can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. In addition, reports, proxy statements and other information concerning Southwest can be inspected at its offices at 5241 Spring Mountain Road, Las Vegas, Nevada 89150.

This prospectus is part of a registration statement that we and Southwest Gas Capital II, Southwest Gas Capital III and Southwest Gas Capital IV filed with the SEC. The full registration statement may be obtained from the SEC or Southwest, as indicated below. Forms of the indentures, and other documents establishing the terms of the offered securities and the preferred trust securities guarantee, may be filed as exhibits to the registration statement or in a current report on Form 8-K. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Southwest.

SEC Filings	Period
Annual Report on Form 10-K	Year Ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003
Current Reports on Form 8-K	Dated January 24, 2003, June 18, 2003, July 18, 2003 and July 22, 2003

We are also incorporating by reference the description of Southwest’s common stock contained in its Form 8-K dated July 22, 2003 and all additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of the offering of securities described in this prospectus.

Southwest will provide, without charge, to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

Attention: Corporate Secretary

Telephone: (702) 876-7237

SOUTHWEST GAS CORPORATION

Southwest is a California corporation principally engaged in the business of purchasing, transporting and distributing natural gas in portions of Arizona, Nevada and California. Our several service areas are geographically as well as economically diverse. Southwest is the largest distributor in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. We are also the largest distributor and transporter of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, we distribute and transport natural gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County. Southwest also provides local gas distribution companies with trenching and installation, replacement and maintenance services for underground natural gas distribution systems, through Northern Pipeline Construction Co., a wholly owned subsidiary.

Southwest is subject to regulation by the ACC, the PUCN, and the CPUC. The CPUC regulates the issuance of all securities by Southwest, with the exception of short-term borrowings. Certain of Southwest’s accounting practices, transmission facilities and rates are subject to regulation by the FERC.

Our administrative offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

THE TRUSTS

Southwest Gas Capital II, Southwest Gas Capital III and Southwest Gas Capital IV (individually a “Trust” and collectively the “Trusts”) are statutory trusts formed under Delaware law pursuant to (i) a trust agreement (the “trust agreement”) executed by Southwest, as sponsor for the Trusts (the “Sponsor”), and Trustees (as defined herein) of the Trusts and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on June 23, 2003. Each Trust exists for the exclusive purposes of (i) issuing the preferred trust securities and common trust securities representing undivided beneficial interests in the assets of the Trusts (the “common trust securities” and, together with the preferred trust securities, the “trust securities”), (ii) investing the gross proceeds from the sale of the trust securities in the trust debt securities, and (iii) engaging in only those other activities necessary or incidental thereto.

Each Trust’s business and affairs will be conducted by the trustees (the “Trustees”) appointed by Southwest as the direct holder of all the common trust securities. Unless an event of default under a trust agreement has occurred and is continuing, the holder of the common trust securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trusts; provided that the number of Trustees may not be reduced to less than one for any particular Trust. The number of Trustees of each Trust will initially be three, one of which will have its principal place of business in the State of Delaware. The duties and obligations of the Trustees will be governed by the Trust Agreements. The address for the Trusts is c/o Southwest Gas Corporation, the sponsor of the Trusts, at Southwest’s corporate headquarters located at 5241 Spring Mountain Road, Las Vegas, Nevada 89150, telephone (702) 876-7237.

USE OF PROCEEDS

Unless stated otherwise in the prospectus supplement, the proceeds from the sale of offered securities will be used to retire indebtedness, redeem the currently outstanding trust-originated preferred securities of Southwest Gas Capital I and for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities Southwest serves.

ACCOUNTING TREATMENT RELATED TO PREFERRED TRUST SECURITIES

The financial statements of each Trust will be consolidated with our financial statements, with the preferred trust securities shown on our consolidated financial statements as mandatorily redeemable preferred trust securities. Our financial statements will include a footnote that discloses, among other things, that the assets of a Trust consist of our trust debt securities and will specify the designation, principal amount, interest rate or formula and maturity date of the trust debt securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Southwest (because of the seasonal nature of Southwest’s business, these ratios are computed on a twelve-month basis).

	For the Twelve Months Ended March 31, 2003	For the Year Ended December 31,
		2002	2001	2000	1999	1998
Ratios of earnings to fixed charges (1):	1.37	1.68	1.59	1.60	1.78	2.08

(1)	For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense including capitalized interest, one-third of rent expense (which approximates the interest component of such expense), preferred securities distributions, and amortized debt costs.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the general terms and provisions of the debt securities that Southwest may offer by this prospectus. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated debt.

The debt securities will be issued in one or more series under the indenture dated July 15, 1996 between us and BNY Midwest Trust Company, as successor trustee to The Bank of New York, as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the prospectus supplement or supplements.

General

We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The debt securities of Southwest will be unsecured obligations.

We refer you to the prospectus supplement for a description of the following terms of the series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the principal amount of the debt securities;

(c)	the date or dates on which principal will be payable or how to determine the dates;

(d)	the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

(e)	any obligation or option to redeem, purchase or repay debt securities, or any option of the registered holder to require Southwest to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(f)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(h)	whether the debt securities are to be issued in whole or in part in bearer form and, if so, the terms and conditions for the payment of interest;

(i)	the opportunity to convert or exchange debt securities to common stock, preferred stock or other debt securities; and

(j)	any other terms of the debt securities.

Payment of Debt Securities

Interest

Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date by check mailed and/or wire transferred to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents.

Form; Transfers; Exchanges

The debt securities will be issued in fully registered, bearer, coupon or global form and in denominations that are even multiples of $1,000, unless otherwise provided in a prospectus supplement.

With respect to debt securities that are not issued in book-entry form, you may exchange or transfer debt securities of a series issued in one denomination for debt securities of the same series issued in different denominations that are even multiples of $1,000, unless otherwise provided in the prospectus supplement. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars.

Except as otherwise provided in a prospectus supplement, there will be no service charge for any such transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block any such transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

The debt securities may be issued in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. Under this arrangement, the depositary will hold the certificate for the debt securities and establish a book entry registration and transfer system to cover the beneficial ownership of the debt securities. The book entry registration and transfer system is designed to eliminate the need to hold individual certificates representing the debt securities and ease the transfer and exchanges of interests, without affecting the rights and interests you may have as an owner of an interest in the debt securities. The specific terms of the depositary arrangement with respect to any debt securities to be issued in global form will be described in the prospectus supplement.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any part of a series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities.

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

(a)	we do not pay any interest on any debt securities of the series within 30 days of the due date;

(b)	we do not pay principal or premium on any debt securities of the series on its due date;

(c)	we do not pay any sinking fund payments, when due, on any debt securities of the series;

(d)	we remain in breach of a covenant or warranty (excluding covenants and warranties solely to a specific series) of the indenture for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the series;

(e)	we do not pay any portion of the principal of any other debt, including debt securities of any other series, with the principal amount outstanding of at least $15,000,000, when due and payable, for ten business days after we have received written notice of the default stating we are in breach and requiring remedy of the breach; notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the series;

(f)	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(g)	any other event of default specified in the prospectus supplement occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency, receivership or reorganization.

Rescission of Acceleration

After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	we pay or deposit with the trustee a sum sufficient to pay:

(1)	all overdue interest;

(2)	the principal of and any premium which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

(3)	interest on overdue interest to the extent lawful; and

(4)	all amounts due to the trustee under the indenture; and

(b)	all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control By Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the debt securities of any one series occurs and is continuing, the registered holders of a majority in the principal amount of the outstanding debt securities of that series will have the right to:

(a)	direct the time, method and place of conducting any proceeding for any remedy available to the trustee; or

(b)	exercise any trust or power conferred on the trustee with respect to the debt securities of the series; provided that

(i)	the registered holders’ directions will not conflict with any law or the indenture; and

(ii)	the registered holders’ directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of 25% in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that event of default;

(c)	the registered holders have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(d)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of the affected series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the trustee with an annual statement as to the compliance by Southwest with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the registered holders of all debt securities of the series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security.

Compliance with certain covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, Southwest will preserve its corporate existence.

Southwest has agreed not to consolidate with or merge into any other entity, or to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(a)	the entity formed by the consolidation or into which Southwest is merged, or the entity which acquires or which leases the property and assets of Southwest substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities (or the debt securities guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of Southwest as the case may be, under the indenture; and

(b)	immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

The indenture does not contain any financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to Southwest; or

(b)	to add one or more covenants of Southwest or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon Southwest; or

(c)	to add any additional events of default for all or any series of debt securities; or

(d)	to change or eliminate any provision of the indenture or to add any new provision to the indenture provided that such change, elimination or addition does not affect any outstanding security; or

(e)	to establish the form or terms of debt securities of any series as permitted by the indenture; or

(f)	to add to or change any of the provisions with respect to bearer securities, provided that such action will not adversely affect the holders of such securities; or

(g)	to evidence and provide for the acceptance of appointment of a successor trustee; or

(h)	to cure any ambiguity, or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or the elimination of provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Southwest and the trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

With Registered Holder Consent

We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security directly affected thereby:

(a)

change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, impair the right to bring suit to enforce any payment, or modify the provisions of this indenture with respect to conversion or exchange in a manner adverse to the holders;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

(c)	modify certain of the provisions in the indenture relating to supplemental indentures.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series.

Miscellaneous Provisions

The indenture provides that certain debt securities, including those for which payment or redemption money have been deposited or set aside in trust as described under “Defeasance and Covenant Defeasance” below, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date.

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

(a)	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

(b)	released from our obligations under certain covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payment or upon redemption.

The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants described in the description of covenant defeasance above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required thereafter to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance should not be treated as a taxable exchange. To exercise defeasance or covenant defeasance with respect to any series of debt securities, we are required to deliver to the trustee an opinion of independent counsel to the effect that the exercise thereof would not cause the holders of the debt securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice to us.

The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF

COMMON AND PREFERRED STOCK

The following description of Southwest’s common stock and preferred stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our articles of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

The authorized capital stock of Southwest consists of (1) 45,000,000 shares of Southwest common stock, with a $1.00 par value and (2) 5,000,000 shares of preferred stock, without par value. As of March 31, 2003 there were issued and outstanding 33,558,966 shares of Southwest common stock and no shares of Southwest preferred stock. No other classes of capital stock are authorized under Southwest’s articles of incorporation.

Common Stock

The holders of Southwest common stock are entitled to receive such dividends as the Southwest board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Southwest preferred stock. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to cumulative voting rights with respect to the election of directors and any class or series voting rights of holders of preferred stock.

In the event of any liquidation, dissolution or winding up of Southwest, whether voluntary or involuntary, the holders of shares of Southwest common stock, subject to any rights of the holders of outstanding shares of Southwest preferred stock, are entitled to receive any remaining assets of Southwest after the discharge of its liabilities.

Holders of Southwest common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Southwest common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

Southwest is the registrar and transfer agent for its common stock.

Preferred Stock

The Southwest board of directors is authorized, pursuant to Southwest’s articles of incorporation, to issue up to 5,000,000 shares of Southwest preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

(a)	the title and stated value of the preferred stock;

(b)	voting rights, if any, of the preferred stock;

(c)	any rights and terms of redemption (including sinking fund provisions);

(d)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

(e)	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

(f)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

(g)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of preferred stock, including the conversion price (or manner of calculation) and conversion period;

(h)	the provision for redemption, if applicable, of the preferred stock;

(i)	the provisions for a sinking fund, if any, for the preferred stock;

(j)	liquidation preferences;

(k)	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(l)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

(a)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(b)	the procedures for any auction and remarketing, if any, for the preferred stock;

(c)	any listing of the preferred stock on any securities exchange; and

(d)	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

Rank

Unless we specify otherwise in the prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

(a)	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

(b)	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

(c)	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Unless otherwise indicated in a prospectus supplement, Southwest will be the transfer agent, dividend and redemption price disbursement agent, and registrar for each series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares is only a summary and is qualified by any prospectus supplement and deposit agreement and depositary receipt used in connection with the issuance of each series of preferred stock issued through the use of depositary shares. Therefore, you should read carefully the more detailed description that would be contained in any prospectus supplement and form of deposit agreement and depositary receipt, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Southwest may offer fractional shares of preferred stock by issuing receipts for depositary shares. The shares of any series of preferred stock represented by depositary shares will be deposited with a bank or trust company and the holders will be issued a depositary receipt entitling them, in proportion to the fraction of a share the receipt represents, to all the rights and preferences of the preferred stock, as more fully described above under the heading “Description of Common and Preferred Stock—Preferred Stock.”

The bank or trust company that will be the depositary will function as the intermediary between Southwest and the holders of the depositary receipts. Dividends and other distributions will be provided to the depositary for ultimate distribution to the holders. Redemption of the depositary shares and voting the underlying preferred stock will also be coordinated through the depositary. Holders will have the right to surrender their depositary receipts to the depositary and be entitled to receive whole shares of preferred stock that are represented by such receipts. Though the preferred stock will continue to have all of the rights and preferences, there may be no market opportunity to trade such stock and once withdrawn from the depositary, it may not be redeposited.

Southwest will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. Southwest will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary receipts, any redemption of the preferred stock and any withdrawal of preferred stock by the holder of the depositary shares. Holders will pay other transfer and other taxes and governmental charges and such other charges specifically provided in the deposit agreement for their individual accounts.

DESCRIPTION OF TRUST DEBT SECURITIES

General

If specified in the prospectus supplement, the trust debt securities will be issued in one or more series under the Trust Debt Indenture to be entered into between us and BNY Midwest Trust Company, as trustee (the “Trustee”). The initial series of trust debt securities to be issued thereunder is provided for in the form of the Trust Debt Indenture which is filed as an exhibit to the registration statement of which this prospectus is a part. The ranking of each series of trust debt securities will be specified in the prospectus supplement. Each series of trust debt securities will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Trust Debt Indenture, to all of our Senior Indebtedness. See “—Subordination.” The Trust Debt Indenture does not limit the incurrence or issuance of Senior Indebtedness by us. As used in this portion of the prospectus, the term “trust debt securities” means the debt securities to be issued under the Trust Debt Indenture that will comprise the assets of an issuing Trust and not any other debt securities that could comprise the assets of an issuing Trust.

You should read the relevant prospectus supplement for a description of the material terms of any series of trust debt securities being offered, including:

(a)	the title of the series of trust debt securities;

(b)	the aggregate principal amount of the series and any limit on the aggregate principal amount of such series of trust debt securities;

(c)	the date or dates on which the principal of the trust debt securities of the series shall be payable or how the date or dates will be determined;

(d)	the interest rate or rates, which may be fixed or variable, that the trust debt securities of the series will bear, if any, or how the rate or rates will be determined;

(e)	any terms regarding redemption;

(f)	the ranking of the series of trust debt securities;

(g)	the maximum extension period for such series of trust debt securities; and

(h)	any other material terms of the series of trust debt securities.

Certain federal income tax consequences and special considerations relating to the series of trust debt securities will be described in an accompanying prospectus supplement.

Option to Extend Interest Payment Period

Under the Trust Debt Indenture, we have the right to defer payments of interest by extending the interest payment period for a series of trust debt securities for up to the specified maximum extension period provided for that series, except that no extension period can extend beyond the maturity or any redemption date of that series of trust debt securities. We can also extend or shorten an existing extension period. At the end of an extension period, we will be obligated to pay all interest then accrued and unpaid (together with interest on those accrued and unpaid amounts to the extent permitted by applicable law). During any extension period, we may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than (1) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans, (2) as a result of an exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock on the security being converted or exchanged), or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the trust debt securities. We are also prohibited from making any guarantee payments with respect to any outstanding preferred trust securities issued by any Trust or similar entity during any extension period. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. We will be required to give notice to the Trustee and cause the Trustee to give notice to the holders of the series of trust debt securities of our election to begin an extension period, or any shortening or extension of a period in advance of the record date.

Subordination

Payments on the trust debt securities will be subordinated to the prior payment in full of all amounts payable on our Senior Indebtedness. At March 31, 2003, the outstanding Senior Indebtedness of the Company (including accrued interest) was approximately $1.1 billion.

“Senior Indebtedness” is defined in the Trust Debt Indenture as the principal of and premium, if any, and unpaid interest on:

(a)	our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Trust Debt Indenture or created later, incurred, assumed or guaranteed, for money borrowed, unless the terms of that indebtedness provide that it is not senior or prior in right of payment to the trust debt securities, and

(b)	renewals, extensions, modifications and refundings of that indebtedness.

Upon any payment or distribution of our assets or securities, upon our dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on the Senior Indebtedness after the commencement of a bankruptcy, insolvency or similar proceeding) will be paid in full before the holders of the trust debt securities will be entitled to receive from us any payment of principal of, or premium, if any, or interest on, the trust debt securities or distributions of any assets or securities.

No direct or indirect payment by or on our behalf of principal of, or premium, if any, or interest on, the trust debt securities will be made if there is:

(a)	a default in the payment of all or any portion of any Senior Indebtedness, or

(b)	any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, the required notice has been given to the Trustee and the default has not been cured or waived by or on behalf of the holders of the Senior Indebtedness.

If the Trustee or any holder of the trust debt securities receives any payment of the principal of, or premium, if any, or interest on, the trust debt securities when that payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then that payment will be received and held in trust for the holders of Senior Indebtedness and will be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay the Senior Indebtedness in full.

Nothing in the Trust Debt Indenture limits the right of the Trustee or the holders of the trust debt securities to take any action to accelerate the maturity of the trust debt securities or to pursue any rights or remedies against us, as long as all Senior Indebtedness is paid before holders of the trust debt securities are entitled to receive any payment from us of principal of, or premium, if any, or interest on, the trust debt securities.

Upon the payment in full of all Senior Indebtedness, the holders of the trust debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments from us or distributions of our assets made on the Senior Indebtedness until the trust debt securities are paid in full.

Denominations, Registration and Transfer

Trust debt securities of a series are issuable only in registered form. The Trust Debt Indenture also provides that trust debt securities of a series may be issuable in global form. Unless otherwise provided in the prospectus supplement, trust debt securities (other than global securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000.

With respect to trust debt securities that are not issued in book-entry form, you may exchange or transfer trust debt securities of a series issued in one denomination for trust debt securities of the same series issued in different denominations that are even multiples of $1,000, unless otherwise provided in the prospectus supplement. Registered securities of a series may be presented for registration of such transfer and for exchange:

(a)	at each office or agency required to be maintained by us for payment of such series as described in “—Payment and Paying Agents” below, and

(b)	at each other office or agency that we may designate from time to time for those purposes.

No service charge will be made for any such transfer or exchange of trust debt securities, but we may require payment of any tax or other governmental charge payable in connection with the transfer or exchange.

We will not be required to:

(a)	issue or register any such transfer of or exchange trust debt securities during a period beginning at the opening of business 15 days before any selection of trust debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(b)	register any such transfer of or exchange any trust debt security, or portion thereof, called for redemption, except the unredeemed portion of any trust debt security being redeemed in part; or

(c)	issue or register any such transfer of or exchange any trust debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the trust debt security not to be so repaid.

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement, premium, if any, and interest, if any, on trust debt securities will be payable at the office or agency to be maintained by us for such purpose in Chicago, Illinois and at any other office or agency maintained for such purpose, except that at our option interest may be paid:

(a)	by check mailed to the address of the person entitled thereto appearing in the security register, or

(b)	by wire transfer to an account maintained by the person entitled thereto as specified in the security register. Unless otherwise provided in the prospectus supplement, payment of any installment of interest due on any interest payment date for trust debt securities will be made to the person in whose name the trust debt security is registered at the close of business on the regular record date for that interest.

We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Certain Additional Covenants

We will also covenant that we may not declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than as described under “—Option to Extend Interest Payment Period” above), repay, repurchase or redeem any debt securities that rank pari passu with or junior to the trust debt securities or make guarantee payments with respect to any preferred trust securities:

(a)	if there has occurred and is continuing an event of default under the Trust Debt Indenture, or

(b)	if we are in default under the preferred trust securities guarantee.

Any waiver of any event of default will require the approval of at least a majority of the aggregate principal amount of the trust debt securities of a particular series or, if the trust debt securities are held by the Trust, the approval of the holders of at least a majority in aggregate liquidation amount of the preferred trust securities of the Trust; except that an event of default resulting from the failure to pay the principal of, or premium, if any, or interest on, the trust debt securities cannot be waived.

Modification of the Trust Debt Indenture

We and the Trustee, without notice to or the consent of any holders of trust debt securities, may amend or supplement the Trust Debt Indenture for any of the following purposes:

(a)	to cure any ambiguity, defect or inconsistency;

(b)	to comply with the provisions of the Trust Debt Indenture regarding the consolidation, merger affecting us or the sale, conveyance, transfer or lease of our properties as an entirety or substantially as an entirety;

(c)	to provide for uncertificated trust debt securities in addition to or in place of certificated trust debt securities;

(d)	to make any other change that does not in our reasonable judgment adversely affect the rights of any holder of the trust debt securities; or

(e)	to set forth the terms and conditions, which shall not be inconsistent with the Trust Debt Indenture, of any additional series of trust debt securities and the form of trust debt securities of that series.

In addition, we and the Trustee may modify the Trust Debt Indenture or supplemental indenture or waive our future compliance with the provisions of the Trust Debt Indenture, with the consent of the holders of at least a majority of the aggregate principal amount of the trust debt securities of each affected series, except that we need the consent of each holder of affected trust debt securities for any modification that would:

(a)	reduce the principal amount of, or interest on, the trust debt securities or change how the principal or interest is calculated;

(b)	reduce the principal amount of outstanding trust debt securities of any series the holders of which must consent to an amendment of the Trust Debt Indenture or a waiver;

(c)	change the stated maturity of the principal of, or interest on, the trust debt securities;

(d)	change the redemption provisions applicable to the trust debt securities adversely to the holders thereof;

(e)	impair the right to institute suit for the enforcement of any payment with respect to the trust debt securities;

(f)	change the currency in which payments with respect to the trust debt securities are to be made; or

(g)	change the ranking provisions applicable to the trust debt securities adversely to the holders thereof.

If the trust debt securities are held by the Trust, no modification will be made that adversely affects the holders of the preferred trust securities of the Trust, and no waiver of any event of default with respect to the trust debt securities or compliance with any covenant under the Trust Debt Indenture will be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred trust securities of the Trust or the holder of each such preferred trust security, as applicable.

Events of Default

The following are events of default under the Trust Debt Indenture with respect to any series of trust debt securities unless we state otherwise in the prospectus supplement:

(a)	we do not pay interest on a trust debt security of the series within 30 days of its due date (other than the deferral of interest payments during an extension period);

(b)	we do not pay the principal of, or premium on, a trust debt security of the series on its due date;

(c)	we remain in breach of a covenant in respect of the trust debt securities of the series for 60 days after we receive written notice of default stating we are in breach; or

(d)	we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events of bankruptcy, insolvency or reorganization occur.

In case an event of default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization affecting us in which case the principal of, premium, if any, and any interest on, all of the trust debt securities shall become immediately due and payable, the Trustee or the holders of at least 25% in aggregate principal amount of the trust debt securities of that series may declare the principal, together with interest accrued thereon, of all the trust debt securities of that series to be due and payable. If neither the Trustee nor the holders make that declaration then, if the trust debt securities are held by the Trust, the holders of at least 25% in aggregate liquidation amount of the related preferred trust securities shall have the right to make that declaration by written notice to us and the Trustee. The holders of at least a majority in aggregate principal amount of the series of trust debt securities, by notice to the Trustee, can rescind an acceleration, but if the declaration was made by the holders of the related preferred trust securities, the holders of at least a majority in aggregate liquidation amount of such preferred trust securities must consent to the rescission of the acceleration. We will be required to furnish to the Trustee an annual statement as to our compliance with all conditions and covenants under the Trust Debt Indenture and the trust debt securities and as to any event of default.

Consolidation, Merger, Sale or Conveyance

We may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

(a)	the successor person is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the trust debt securities and the Trust Debt Indenture;

(b)	immediately after the transaction, no default exists; and

(c)	certain other conditions in the Trust Debt Indenture are met.

Defeasance and Discharge

Under the terms of the Trust Debt Indenture, we will be discharged from any and all obligations in respect of the trust debt securities of any series if, among other conditions, we deposit with the Trustee, in trust, (1) cash and/or (2) U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on the trust debt securities on their various due dates. To exercise this option with respect to the trust debt securities of any series, we are required to deliver to the Trustee an opinion of independent counsel to the effect that such option would not cause the holders of the trust debt securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Information Concerning the Trustee

Subject to the provisions of the Trust Debt Indenture relating to its duties, the Trustee will be under no obligation to exercise any of its rights or powers under the Trust Debt Indenture at the request or direction of the holders of any series of trust debt securities or the holders of the related preferred trust securities, unless those holders provide to the Trustee reasonable security and indemnity. If the required indemnity is provided, the holders of at least a majority in aggregate principal amount of any series of trust debt securities affected or the holders of at least a majority in aggregate liquidation amount of the preferred trust securities (with each series voting as a class), as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to that series of trust debt securities or exercising any trust or power conferred on the Trustee.

The Trust Debt Indenture will contain limitations on the right of the Trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of an event of default (1) it is our creditor, or (2) there is a default under the indenture(s) referred to below.

BNY Midwest Trust Company, an affiliate of The Bank of New York, is the property trustee of the Trust. BNY Midwest Trust Company is also the trustee under our indenture described under “Description of Debt Securities” and will be the trustee under our Trust Debt Indenture. In the event that the property trustee’s position as trustee under the indenture or the Trust Debt Indenture creates a conflict for the property trustee, under certain circumstances, the property trustee will resign as property trustee or as trustee under one or more of the indenture or the Trust Debt Indenture.

The Bank of New York and its affiliates may from time to time maintain lines of credit, act as trustee for senior debt, including the Debt Securities, and otherwise have customary banking relations with us. Neither the trust agreements nor the Trust Debt Indenture, or any supplement thereto, precludes The Bank of New York or any of its affiliates from enforcing its rights or the rights of any holders of senior debt for which it acts as trustee as our creditors unless there is an event of default under a trust agreement or the Trust Debt Indenture, including any supplement thereto, for the trust debt securities.

Governing Law

The Trust Debt Indenture and the trust debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE PREFERRED TRUST SECURITIES

Each Trust may issue preferred trust securities and common trust securities under its trust agreement, which we refer to in this prospectus as the “trust securities.” Material provisions of the trust agreements are summarized below. Because this section is a summary, it does not describe every aspect of the trust securities and the trust agreements. The form of trust agreement for each Trust was filed with the SEC and you should read the trust agreement for each Trust for provisions that may be important to you. The trust agreements have been qualified as an indenture under the Trust Indenture Act.

General

Each trust agreement authorizes the respective Trust to issue its preferred trust securities and its common trust securities. These trust securities of the Trust will represent undivided beneficial interests in the assets of that Trust. We will own all of the issued and outstanding common trust securities of the Trust, with an aggregate liquidation amount equal to at least 3% of the total capital of that Trust. When a Trust issues its preferred trust securities, holders of the preferred trust securities will own all of the issued and outstanding preferred trust securities of that Trust. The preferred trust securities will be substantially identical to the common trust securities and will rank equally with the common trust securities, except as described under “Subordination of Common Trust Securities.” The proceeds from the sale of the preferred trust securities and the common trust securities will be used by the issuing Trust to purchase our trust debt securities described under the “Description of Trust Debt Securities” which will be held in trust by the property trustee for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of preferred trust securities (the “guarantee”) which will have the ranking specified in the prospectus supplement. Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred trust securities, but only to the extent the issuing Trust holds funds available for these payments and has not made them. See “Description of the Preferred Trust Securities Guarantee” below.

A prospectus supplement relating to the preferred trust securities of a Trust will include specific terms of those securities and of the related trust debt securities. As used in this portion of the prospectus, the term “trust debt securities” relates to the debt securities that will comprise the assets of the issuing Trust.

Distributions

The only income of an issuing Trust available for distribution to the holders of its preferred trust securities will be payments on the related trust debt securities. If we fail to make interest payments on the related trust debt securities, the issuing Trust will not have funds available to pay on its preferred trust securities. The payment of distributions, if and to the extent the issuing Trust has sufficient funds available for the payment of such distributions, will be guaranteed by us as described below.

Distributions on the preferred trust securities will be payable at a rate specified (or at a rate whose method of determination is described) in an accompanying prospectus supplement. Unless otherwise specified in the prospectus supplement, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Unless otherwise specified in the prospectus supplement, distributions on the preferred trust securities will be cumulative and will accumulate whether or not there are funds of the issuing Trust available for payment of distributions from the date of original issuance and will be payable in arrears on the dates specified in the prospectus supplement except as otherwise described below.

Unless otherwise specified in the prospectus supplement, distribution payments due on a day that is not a business day will be made on the next day that is a business day (and without any interest or other payment in respect to the delay), except that if the next business day falls in the next calendar year, payment will be made on the immediately preceding business day (each date on which distributions are payable as described is referred to as a “distribution date”). Unless otherwise specified in the prospectus supplement, a “business day” means any day other than a Saturday, Sunday or a day on which banks in the city of New York, the city of Chicago or the state of California are required to remain closed.

Distributions on the preferred trust securities of a Trust will be payable to the holders thereof as they appear on the securities register of that Trust on the relevant record date, which, as long as the preferred trust securities remain in book-entry-only form, will be one business day prior to the relevant distribution date. In the event that any preferred trust securities are not in book-entry-only form, the relevant record date for those preferred trust securities will be specified in the prospectus supplement.

So long as no event of default has occurred and is continuing with respect to the trust debt securities, we will have the right from time to time to defer payments of interest by extending the interest payment period on the related trust debt securities for up to the maximum period specified in the accompanying prospectus supplement except that no extension period can extend beyond the maturity or any redemption date of the trust debt securities. We can also extend or shorten an existing extension period. If interest payments on a series of trust debt securities are deferred, distributions on the related preferred trust securities would also be deferred by the issuing Trust during that extension period, but the amount of distributions to which holders of those preferred trust securities would be entitled will continue to accumulate at the annual rate applicable to those distributions, compounded with the same frequency with which distributions are payable. During any extension period, we may not declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than (1) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans, (2) as a result of an exchange or conversion of one class or series of our capital stock for another class or series of the Guarantor’s capital stock, or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock on the security being converted or exchanged) or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the trust debt securities. We are also prohibited from making any guarantee payments with respect to any outstanding preferred trust securities issued by any Trust or similar entity during any extension period. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. See “Description of Trust Debt Securities—Option to Extend Interest Payment Period.”

Redemption

Upon the payment of a series of trust debt securities at maturity or upon redemption, the proceeds from that payment will be applied by the respective property trustee to redeem the same amount of the related trust securities at a redemption price equal to the liquidation amount of those trust securities plus all accumulated and unpaid distributions to the redemption date. The redemption terms of the trust debt securities and the related trust securities will be set forth in the accompanying prospectus supplement.

If less than all the trust securities of a Trust are to be redeemed on a redemption date, then the aggregate amount of trust securities to be redeemed will be selected by the property trustee among the preferred trust securities and common trust securities pro rata based on the respective aggregate liquidation amounts of the preferred trust securities and common trust securities, subject to the provisions of “—Subordination of Common Trust Securities” below.

Redemption Procedures

Notice of any redemption of trust securities will be given by the property trustee to the holders of the trust securities to be redeemed not less than 30 nor more than 60 days prior to the redemption date. If a notice of redemption is given with respect to any trust securities, then, to the extent funds are available therefor, the Trust will irrevocably deposit with the paying agent for those trust securities funds sufficient to pay the redemption price for the trust securities being redeemed on the redemption date and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of those trust securities upon surrender thereof. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust securities called for redemption shall be payable to the holders of the trust securities as they appear on the securities register for those trust securities on the relevant record dates for the related distribution dates.

If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of the trust securities so called for redemption cease, except the right of the holders of the trust securities to receive the redemption price, but without interest thereon, and the trust securities will cease to be outstanding. In the event that any redemption date for trust securities is not a business day, then the redemption price will be payable on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next calendar year, the redemption price will be payable on the immediately preceding business day. In the event that payment of the redemption price in respect of any trust securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee as described under “Description of the Preferred Trust Securities Guarantee,” distributions on those trust securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the redemption date for purposes of calculating the redemption price.

Subject to applicable law, including United States federal securities law, we or our affiliates may at any time and from time to time purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

If preferred trust securities are partially redeemed on a redemption date, a corresponding percentage of the common trust securities of that Trust will also be redeemed. The particular preferred trust securities to be redeemed will be selected by the property trustee of that Trust by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities

Payments on the trust securities will be made pro rata based on the respective aggregate liquidation amounts of that Trust’s common and preferred trust securities. If an event of default has occurred and is continuing with respect to the trust debt securities, no payments will be made on any common trust securities unless payment in full in cash of all accumulated and unpaid distributions on all outstanding preferred trust securities for all distribution periods terminating on or prior to that time, or in the case of a dissolution or redemption, the full amount of the redemption price or liquidation distribution on all outstanding preferred trust securities, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all payments on all outstanding preferred trust securities then due and payable.

If an event of default has occurred and is continuing with respect to the trust debt securities the holder of the common trust securities will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated with respect to those preferred trust securities. Until the event of default has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred trust securities and not on behalf of us, as holder of common trust securities, and only the holders of the preferred trust securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

Under the trust agreement, a Trust will be dissolved on the earliest occurrence of:

(a)	the expiration of the term of that Trust;

(b)	our bankruptcy, dissolution or liquidation or an acceleration of the maturity of the trust debt securities held by that Trust;

(c)	our election to dissolve that Trust and, after satisfaction of liabilities to creditors of that Trust, the distribution of the related trust debt securities to the holders of that Trust’s trust securities;

(d)	the redemption of all the trust securities of that Trust; and

(e)	an order for the dissolution of that Trust entered by a court of competent jurisdiction.

Our election to dissolve a Trust shall be made by giving written notice to the trustees of that Trust not less than 30 days prior to the date of distribution of its trust debt securities and shall be accompanied by an opinion stating that the event will not be a taxable event to the holders of the trust securities for federal income tax purposes.

If a Trust is dissolved as a result of the expiration of its term, a bankruptcy event, acceleration of maturity of the related trust debt securities or a court order, it will be liquidated by its trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to its creditors as provided by applicable law, to the holders of its trust securities a like amount of the related trust debt securities, unless that distribution is determined by the property trustee not to be practical, in which event holders will be entitled to receive out of that Trust’s assets available for distribution to holders, after satisfaction of liabilities to its creditors as provided by applicable law, an amount equal to the aggregate liquidation amount per trust security specified in the accompanying prospectus supplement plus accumulated and unpaid distributions to the date of payment (the “liquidation distribution”). If the liquidation distribution with respect to the preferred trust securities can be paid only in part because that Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by that Trust on its preferred trust securities shall be paid on a pro rata basis. The holders of its common trust securities will be entitled to receive the liquidation distribution upon any liquidation pro rata with the holders of preferred trust securities, except that if an event of default has occurred and is continuing, the preferred trust securities will have a priority over the common trust securities with respect to payment of the liquidation distribution.

Trust Agreement Event of Default; Notice

An event of default with respect to the related trust debt securities will constitute a “trust agreement event of default” with respect to the preferred trust securities.

Within 90 days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will send notice of it to the holders of the trust securities of that Trust and us, unless the default has been cured or waived. We are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

Under the trust agreement, if the property trustee has failed to enforce its rights under the trust agreement or the related Trust Debt Indenture to the fullest extent permitted by law and subject to the terms of the trust agreement and the related Trust Debt Indenture, any holder of the preferred trust securities may institute a legal proceeding directly to enforce the property trustee’s rights under that trust agreement or the Trust Debt Indenture with respect to trust debt securities having an aggregate principal amount equal to the aggregate liquidation amount of the preferred trust securities of such holder without first instituting a legal proceeding against the property trustee or any other person. To the extent that any action under a Trust Debt Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the related trust debt securities, holders of that specified percentage of the preferred trust securities may take that action if it is not taken by the property trustee. If a trust agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on a series of trust debt securities has occurred and is continuing, then each holder of related preferred trust securities may institute a legal proceeding directly against us for enforcement of payment to that holder, all as provided in the related Trust Debt Indenture.

If an event of default has occurred and is continuing with respect to a series of trust debt securities, the related preferred trust securities will have a preference over the common trust securities with respect to the payment of distributions and amounts payable on redemption and liquidation as described above. See “Liquidation Distribution upon Dissolution” and “—Subordination of Common Trust Securities.”

Removal of Trustees

Unless a trust agreement event of default has occurred and is continuing, we, as the holder of the common trust securities, may remove any trustee of that Trust at any time. If a trust agreement event of default has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities of that Trust may remove its property trustee or the Delaware trustee, or both of them. Any resignation or removal of a trustee under the trust agreement will take effect only on the acceptance of appointment by the successor trustee.

Co-Trustees and Separate Property Trustee

Unless a trust agreement event of default has occurred and is continuing, in order to meet various legal requirements, the holder of the common trust securities shall have the power:

(a)	to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of specified trust property, or to act as separate trustee of that trust property, and

(b)	to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement.

If a trust agreement event of default has occurred and is continuing, only the property trustee will have power to make this appointment.

Merger or Consolidation of Trustees

Any corporation or other entity into which any trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any trustee, shall be the successor of such trustee under the trust agreement, as long as the corporation or other entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below or in “Liquidation Distribution upon Dissolution.” The Trust may, at our request, without the consent of the holders of its trust securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state, as long as:

(a)	the successor entity either

(1)	expressly assumes all of the obligations of that Trust with respect to its trust securities, or

(2)	substitutes for the trust securities other securities substantially similar to those trust securities (the “successor securities”) so long as the successor securities rank the same as those trust securities with respect to the payment of distributions and payments upon redemption, liquidation and otherwise;

(b)	we appoint a trustee of the successor entity with the same powers and duties as the property trustee of that Trust with respect to the related trust debt securities;

(c)	the successor securities are listed on any national securities exchange or other organization on which the trust securities are then listed;

(d)	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the rating of preferred trust securities (including any successor securities) to be downgraded, placed under surveillance or review or withdrawn by any nationally recognized statistical rating organization;

(e)	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

(f)	the successor entity has a purpose substantially similar to that of the original Trust;

(g)	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we and the property trustee of that Trust have received a legal opinion stating that:

(1)	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect, and

(2)	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, and the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

(h)	we or any permitted successor assignee own all of the common trust securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the preferred trust securities guarantee.

No Trust will, except with the consent of all holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that action would cause the Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of a Trust Agreement

Except as provided below and under “—Mergers, Consolidations, Amalgamations or Replacements of a Trust” and “Description of the Preferred Trust Securities Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the trust securities will have no voting rights.

The trust agreement may be amended from time to time by us and the trustees of that Trust, without the consent of the holders of the trust securities, (1) to cure any ambiguity, defect or inconsistency, or (2) to make any other change that does not adversely affect in any material respect the interests of any holder of the preferred trust securities.

The trust agreement may be amended by us and the trustees of that Trust in any other respect, with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred trust securities, except to:

(a)	change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation distribution,

(b)	restrict the right of a holder of any preferred trust securities to institute suit for enforcement of any distribution, redemption price or liquidation distribution,

(c)	change the purpose of that Trust,

(d)	authorize the issuance of any additional beneficial interests in the Trust,

(e)	change the redemption provisions,

(f)	change the conditions precedent for us to elect to dissolve that Trust and distribute the trust debt securities to the holders of the preferred trust securities, or

(g)	affect the limited liability of any holder of the preferred trust securities, which amendment requires the consent of the holder of the preferred trust securities.

No amendment may be made without receipt by the Trust of a legal opinion stating that the amendment will not affect the Trust’s status as a grantor trust for federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act of 1940.

The Trustees of the Trust shall not:

(a)	direct the time, method and place of conducting any proceeding for any remedy available to a trustee under the Trust Debt Indenture or executing any trust or power conferred on that trustee with respect to the trust debt securities,

(b)	waive any past default under the Trust Debt Indenture,

(c)	exercise any right to rescind or annul an acceleration of the principal of the trust debt securities, or

(d)	consent to any amendment or modification of the Trust Debt Indenture, where consent shall be required,

without, in each case, obtaining the consent of the holders of a majority in aggregate liquidation amount of all outstanding preferred trust securities; provided, however, that where a consent under the Trust Debt Indenture would require the consent of each holder of trust debt securities, no consent shall be given by the property trustee without the prior consent of each holder of those preferred trust securities. The trustee shall not revoke any action previously authorized or approved by a vote of the holders of the preferred trust securities except by subsequent vote of those holders. The property trustee shall notify all holders of preferred trust securities of any notice received from the trustee under the Trust Debt Indenture as a result of the issuer thereof being the holder of the trust debt securities. In addition to obtaining the consent of the holders of the preferred trust securities prior to taking any of these actions, the trustee shall obtain a legal opinion stating that the Trust will not be classified as an association taxable as a corporation or a partnership for federal income tax purposes as a result of that action and will continue to be classified as a grantor trust for federal income tax purposes.

Any required consent of holders of preferred trust securities may be given at a meeting of holders of the preferred trust securities convened for that purpose or pursuant to written consent without a meeting and without prior notice. The property trustee of the Trust will cause a notice of any meeting at which holders of preferred trust securities are entitled to vote, to be given to each holder of record of preferred trust securities in the manner set forth in the trust agreement.

Notwithstanding that holders of preferred trust securities are entitled to vote or consent under certain circumstances, any preferred trust securities that are owned by us, the Trustees or any affiliate of ours or any Trustee shall, for purposes of a vote or consent, be treated as if they were not outstanding.

Global Preferred Trust Securities

Unless otherwise specified in the prospectus supplement, the preferred trust securities will initially be issued in fully registered global form that will be deposited with, or on behalf of, a depositary. Global preferred trust securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global preferred trust security is exchanged in whole or in part for the individual preferred trust securities represented thereby, the depositary holding the global preferred trust security may transfer the global preferred trust security only to its nominee or successor depositary or vice versa and only as a whole. Unless otherwise indicated in the prospectus supplement, the depositary for the global preferred trust securities will be The Depository Trust Company. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global preferred trust securities.

Information Concerning the Property Trustee

The property trustee of the Trust is the sole trustee under the trust agreement for purposes of the Trust Indenture Act and will have and be subject to all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a trust agreement event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, upon a trust agreement event of default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred trust securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of that trust agreement, and the matter is not one on which holders of preferred trust securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

BNY Midwest Trust Company, an affiliate of The Bank of New York, is the property trustee of the Trust. BNY Midwest Trust Company is also the trustee under our indenture described under “Description of Debt Securities” and will be the trustee under our Trust Debt Indenture. In the event that the property trustee’s position as trustee under the indenture or the Trust Debt Indenture creates a conflict for the property trustee, under certain circumstances, the property trustee will resign as property trustee or as trustee under one or more of the indenture or the Trust Debt Indenture.

The Bank of New York and its affiliates may from time to time maintain lines of credit, act as trustee for senior debt, including the Debt Securities, and otherwise have customary banking relations with us. Neither the trust agreements nor the Trust Debt Indenture, or any supplement thereto, precludes The Bank of New York or any of its affiliates from enforcing its rights or the rights of any holders of senior debt for which it acts as trustee as our creditors unless there is an event of default under a trust agreement or the Trust Debt Indenture, including any supplement thereto, for the trust debt securities.

Books and Records

The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by each holder of preferred trust securities or any authorized representative for any purpose reasonably related to the holder’s interest in the Trust during normal business hours.

Payment of Preferred Trust Securities and Paying Agent

Unless we indicate differently in a prospectus supplement, payments in respect of the preferred trust securities will be made to the depositary, which will credit the relevant participants’ accounts on the distribution dates or, if the preferred trust securities are not held by the depositary, payments will be made on the distribution dates by check mailed to the address of the holder entitled thereto appearing on the preferred trust security register or in immediately available funds upon redemption. The paying agent will initially be the property trustee of the Trust and any co-paying agent chosen by the property trustee and acceptable to us, which may be us. A paying agent may resign upon 30 days’ written notice to the property trustee and us. In the event that the property trustee shall no longer be the paying agent, the Delaware trustee of the Trust will appoint a successor, which shall be a bank or trust company with capital and surplus of at least $50,000,000 acceptable to the property trustee and us to act as paying agent.

Registrar and Transfer Agent

The property trustee of the Trust will act as registrar and transfer agent for the preferred trust securities. Registration of transfers of preferred trust securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of its preferred trust securities.

Miscellaneous

Holders of the preferred trust securities have no preemptive or similar rights.

Governing Law

The trust agreement, the preferred trust securities and the common trust securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE PREFERRED TRUST SECURITIES GUARANTEE

Material provisions of each preferred trust securities guarantee that we will execute and deliver for the benefit of the holders of preferred trust securities are summarized below. Because this section is a summary, it does not describe every aspect of the preferred trust securities guarantees. The form of preferred trust securities guarantee was filed with the SEC and you should read it for provisions that may be important to you. The preferred trust securities guarantee has been qualified as an indenture under the Trust Indenture Act.

BNY Midwest Trust Company, an affiliate of The Bank of New York, will act as guarantee trustee under the preferred trust securities guarantee. The guarantee trustee will hold the preferred trust securities guarantee for the benefit of the holders of the preferred trust securities.

General

We will irrevocably agree, to pay in full, to the holders of the preferred trust securities, the guarantee payments set forth below (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which any of the Trusts may have or assert. The following payments, to the extent not paid by such Trust, will be subject to the guarantee:

(a)	any accumulated and unpaid distributions required to be paid on the preferred trust securities, to the extent that such Trust has funds available therefor,

(b)	the redemption price, to the extent that such Trust has funds available therefor, and

(c)	upon a voluntary or involuntary termination, winding-up or liquidation of such Trust (unless the trust debt securities of such Trust are redeemed or distributed to holders of the preferred trust securities in accordance with their terms), the lesser of:

(1)	the aggregate of the liquidation amount specified in the prospectus supplement per preferred trust security plus all accumulated and unpaid distributions on those preferred trust securities to the date of payment, to the extent such Trust has funds available therefor, and

(2)	the amount of assets of such Trust remaining for distribution to holders of the preferred trust securities upon a dissolution and liquidation of such Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment by us of the required amounts to the holders of the preferred trust securities or by causing such Trust to pay those amounts to the holders. While our assets will not be available pursuant to the guarantee for the payment of any distribution, liquidation distribution or redemption price on any preferred trust securities if such Trust does not have funds available therefor as described above, we have agreed under the applicable trust agreement to pay all expenses of that Trust except its obligations under its trust securities.

No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the trust agreements, the trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its preferred trust securities. See “Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Trust Securities Guarantee.”

Status of the Guarantee

The guarantee will constitute our unsecured obligation and will have the ranking specified in the prospectus supplement. The trust agreements provide that each holder of preferred trust securities by acceptance thereof agrees to the terms of the guarantee including, if specified in the prospectus supplement, subordination provisions relating to the guarantee. The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution to the holders of the preferred trust securities of the related trust debt securities pursuant to the applicable trust agreement.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred trust securities (in which case no consent of the holders will be required), the guarantee with respect to any of the Trusts may only be amended with the prior approval of the holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate). The manner of obtaining any approval will be as set forth under “Description of the Preferred Trust Securities—Voting Rights; Amendment of the Trust Agreement.” All agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the preferred trust securities.

Guarantee Events of Default

An event of default under a guarantee (a “guarantee event of default”) will occur upon our failure to perform any of our payment or other obligations thereunder, provided that except with respect to a guarantee event of default resulting from a failure to make any of the guarantee payments, we shall have received notice of the guarantee event of default from the guarantee trustee and shall not have cured such guarantee event of default within 60 days after receipt of such notice. The holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee related to the Trust or to direct the exercise of the trust or power conferred upon the guarantee trustee under the guarantee. We will covenant that, if a guarantee event of default has occurred and is continuing, we may not declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than as described under “Description of Trust Debt Securities—Option to Extend Interest Payment Period”), repay, repurchase or redeem any debt securities that rank pari passu with or junior to the trust debt securities or make any guarantee payments with respect to any outstanding preferred trust securities issued by any other trust or similar entity.

Any holder of the preferred trust securities may institute a legal proceeding directly against us to enforce that holder’s rights under the related guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a guarantee event of default, undertakes to perform only such duties as are specifically set forth in the guarantee and, upon a guarantee event of default, must exercise the rights and powers vested in it by the guarantee and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of a Guarantee

The guarantee will terminate and be of no further force and effect upon full payment of the redemption price or liquidation distribution for the related preferred trust securities or upon distribution of the related trust debt securities to the holders of the related preferred trust securities. That guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred trust securities must restore payment of any sums paid under those preferred trust securities or the guarantee.

Governing Law

The preferred trust securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES, THE TRUST

DEBT SECURITIES AND THE PREFERRED TRUST SECURITIES GUARANTEE

Payments of distributions and redemption and liquidation payments due on the preferred trust securities (to the extent the applicable Trust has funds available for such payments) will be guaranteed by us as set forth under “Description of the Preferred Trust Securities Guarantee.” No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of those preferred trust securities. It is only the combined operation of our obligations under the guarantee, the applicable trust agreement, the related trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of that Trust’s obligations under its preferred trust securities. As used in this portion of the prospectus, the term “trust debt securities” refers to the debt securities that will comprise the assets of that Trust.

A holder of any preferred trust security may institute a legal proceeding directly against us to enforce the property trustee’s rights under the related trust agreement, Trust Debt Indenture or guarantee without first instituting a legal proceeding against that property trustee, the trustee under the Trust Debt Indenture or the guarantee trustee, the issuing Trust or any other person or entity if that trustee fails to enforce that particular holder’s rights thereunder. Notwithstanding the foregoing, if the trust agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on the trust debt securities has occurred and is continuing, then each holder of those preferred trust securities may institute a legal proceeding directly against us for enforcement of any such payment to such holder, all as provided in the Trust Debt Indenture.

As long as we make payments of interest and other payments when due on the related trust debt securities, those payments will be sufficient to cover the payment of distributions and redemption and liquidation distributions due on the preferred trust securities, primarily because:

(a)	the aggregate principal amount of the trust debt securities will be equal to the sum of the aggregate liquidation amount of the related preferred trust securities and common trust securities,

(b)	the interest rate and interest and other payment dates of the trust debt securities will match the distribution rate and distribution and other payment dates for the related preferred trust securities,

(c)	the trust agreements provide that we will pay for all and any costs, expenses and liabilities of the Trusts except their obligations under the preferred trust securities and common trust securities, and

(d)	the trust agreements provide that the Trusts will not engage in any activity that is not consistent with its limited purposes.

If and to the extent that we do not make payments on the trust debt securities comprising the assets of a Trust, the Trust will not have funds available to make payments of distributions or other amounts due on its preferred trust securities.

A principal difference between the rights of a holder of a preferred trust security (which represents an undivided beneficial interest in the assets of the Trust) and a holder of a trust debt security is that a holder of a trust debt security will accrue, and (subject to the permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of trust debt securities held, while a holder of preferred trust securities is entitled to receive distributions only if and to the extent the Trust has funds available for the payment of those distributions.

Upon any voluntary or involuntary dissolution or liquidation of the Trust not involving a redemption or distribution of any trust debt security, after satisfaction of liabilities to creditors of that Trust, the holders of its preferred trust securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See “Description of the Preferred Trust Securities—Liquidation Distribution upon Dissolution.” Upon our voluntary liquidation or bankruptcy, the Trusts, as holders of the trust debt securities, would be creditors of ours, subordinated in the case of trust debt securities described under “Description of Trust Debt Securities,” in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any of our shareholders receive payments or distributions.

A default or event of default under any Senior Indebtedness would not constitute an event of default with respect to trust debt securities under the Trust Debt Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the trust debt securities provide that no payments may be made in respect of the trust debt securities until the Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the trust debt securities would constitute an event of default.

We and the Trusts believe that the above mechanisms and obligations, taken together, are the equivalent of a full and unconditional guarantee by us of payments due in respect of the preferred trust securities.

ANTI-TAKEOVER MATTERS

Our articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Southwest stock or delaying or preventing a change in control of Southwest. The material provisions which may have such an effect are:

(a)	provisions requiring a super-majority vote by shareholders of common stock in order to approve certain types of business combinations;

(b)	a provision permitting the Southwest board of directors to make, amend or repeal the Southwest bylaws;

(c)	authorization for the Southwest board of directors to issue preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

(d)	advance notice procedures with respect to proposals other than those adopted or recommended by the Southwest board of directors; and

(e)	provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least 65 percent of the outstanding shares of Southwest common stock entitled to vote.

Some acquisitions of Southwest’s outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various state regulatory authorities.

PLAN OF DISTRIBUTION

We and the Trusts may sell the securities described in this prospectus from time to time in one or more transactions:

(a)	to underwriters for public offering and sale by them;

(b)	through agents;

(c)	through dealers; or

(d)	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

(a)	a fixed price or prices, which may be changed;

(b)	market prices prevailing at the time of sale;

(c)	prices related to such prevailing market prices; or

(d)	negotiated prices.

To Underwriters

The prospectus supplement will name any underwriter involved in a sale of securities. If the Company decides to make an “at the market” equity offering, it will also file a post-effective amendment to the registration statement of which this prospectus is a part naming the underwriter or underwriters. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

We are currently contemplating the possibility of issuing preferred trust securities in an underwritten public offering shortly, depending upon market conditions. If this offering is made, we will use UBS Securities LLC as the lead manager. We expect that total underwriters’ compensation will be customary for transactions of this type. We expect that the proceeds from this type of offering, if made, will be used to redeem the outstanding preferred trust securities issued by Southwest Gas Capital I and, depending upon the amount and the timing of the offering, for reduction of debt under our credit facilities and for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities we serve.

The general terms of the preferred trust securities are described in this prospectus under “Description of the Preferred Trust Securities.” Additional information relevant to a preferred trust securities offering is included in this prospectus under “Description of Trust Debt Securities,” “Description of the Preferred Trust Securities Guarantee” and “Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Trust Securities Guarantee.” Terms of the offering, the amount of the offering, the identity of the other underwriters, the amount of total compensation to the underwriters and other information relevant to the offering will be reflected in a prospectus supplement that we will file with the SEC, if and when we decide to proceed with such an offering.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities, other than common stock, preferred trust securities or trust debt securities distributed to holders of preferred trust securities, on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

EXPERTS

The consolidated financial statements, as of and for the year ended December 31, 2002, incorporated in this Prospectus by reference to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2001 and for each of the two years then ended incorporated by reference in this prospectus were audited by Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference in this prospectus of the report dated February 8, 2002 of Arthur Andersen LLP on Southwest Gas Corporation’s 2001 consolidated financial statements as required by the Securities Act. Therefore, in reliance on Rule 437a promulgated under the Securities Act we have dispensed with the requirement to file a written consent from Arthur Andersen LLP with this prospectus. As a result, the ability of persons who purchase our securities pursuant to this prospectus to assert claims against Arthur Andersen LLP may be limited, and they may not have an effective remedy against Arthur Andersen LLP for any untrue statements of a material fact contained in Arthur Andersen’s report or the financial statements covered thereby or any omissions to state a material fact required to be stated therein.

LEGAL MATTERS

The validity of the securities offered hereby, other than the preferred trust securities, will be passed upon for Southwest by O’Melveny & Myers LLP, Los Angeles, California. The validity of the preferred trust securities will be passed upon for each Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware.

4,000,000

Preferred Trust Securities

SOUTHWEST GAS CAPITAL II

7.70% Preferred Trust Securities

(Liquidation Amount $25 per Preferred Trust Security)

Fully and Unconditionally Guaranteed,

to the Extent Set Forth Herein, by

SOUTHWEST GAS CORPORATION

PROSPECTUS SUPPLEMENT

August 20, 2003

UBS Investment Bank

A.G. Edwards & Sons, Inc.

Merrill Lynch & Co.

U.S. Bancorp Piper Jaffray

KBC Financial Products